MASTER SERVICES AGREEMENT

by and between

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

and

se^2, INC.

Dated January 23, 2008

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MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this "Agreement") is made this 23rd day of January, 2008 (the "Effective Date") by and between The Prudential Insurance Company of America ("Prudential"), with a place of business at 781 Broad St., Newark, New Jersey 07068 and se^2, inc. ("Service Provider"), with a place of business at 5801 SW 6th Avenue, Topeka, Kansas 66636-0001. Capitalized terms used in this Agreement are defined in Schedule 1 to this Agreement or Attachment A to the applicable Engagement Schedule.

RECITALS

1. Prudential issues, reinsures, and/or coinsures annuity contracts and life insurance policies and administers such policies.

2. Service Provider provides certain business process outsourcing services with respect to annuity contracts and life insurance policies.

3. Service Provider agrees to perform the services described in this Agreement and in mutually acceptable engagement schedules executed by Prudential and Service Provider and incorporated by reference into this Agreement pursuant to this Agreement (each, an "Engagement Schedule").

4. Pursuant to the Letter Agreement, Service Provider commenced providing Services on approximately January 12, 2007 and the Parties intend for this Agreement to govern all such services which may have been provided prior to the Effective Date.

1. SERVICES

1.1. General.

(a) Service Provider will provide the Services to Prudential for the fees or compensation set forth in this Agreement and as stated in the applicable Engagement Schedule. The Services may include business consulting, business process outsourcing, system consulting and analysis, application design, application maintenance, training, application development, computer programming, staff supplementation, project management, technical writing and such other consulting services as are more specifically described in the applicable Engagement Schedule.

(b) As more fully described in Section 1.7 below, each Prudential Organization shall have the rights and duties under this Agreement only to the extent of the Services described or provided in the Engagement Schedule executed by such Prudential Organization, except as may be expressly stated otherwise in this Agreement.

1.2. Scope of Services. Service Provider shall be obligated to provide only the Services described in the applicable Engagement Schedule.

1.3. Error Correction.

(a) Prudential shall promptly notify Service Provider and Service Provider shall promptly notify Prudential, in writing of any error or mistake in any record, report, data, information, or output related to this Agreement or an Engagement Schedule of which Prudential, on the one hand, or Service Provider, on the other hand, becomes aware and of which the other Party reasonably should be made aware. To the extent practicable, such notice shall provide details of such error or mistake necessary for Service Provider or Prudential, as the case may be, to identify and recreate such error or mistake.

(b) If Prudential becomes aware (via the notice contemplated above or otherwise) that it or a Prudential Designee has erroneously transmitted data or transmitted incorrect data, Prudential shall correct such data and retransmit the same. Prudential shall be responsible for the cost or expense of regenerating any output if Prudential or a Prudential Designee erroneously transmitted data or transmitted incorrect data. Similarly, in addition to the obligations set forth in the applicable Engagement Schedule, if Service Provider becomes aware (via the notice contemplated above or otherwise) that it has erroneously processed data or erroneously generated output that is incorrect or contains errors, Service Provider shall correct such errors and re-generate the appropriate output at Service Provider's expense. The Parties understand that many tasks to be performed hereunder have shared responsibility between the Parties and the Parties will cooperate in good faith to facilitate the performance of such tasks.

(c) At Service Provider's expense, Service Provider will promptly notify Prudential and correct any material errors or material inaccuracies in the Prudential Data or reports delivered to Prudential under an applicable Engagement Schedule, to the extent any of the foregoing is caused by Service Provider's failure to perform in accordance with this Agreement.

(d) In the event of a conflict between the terms of this Section and Section 9.6, Section 9.6 will control.

1.4. Other State TPA Requirements. The Parties acknowledge and understand that Applicable Law may provide additional rights to, and/or impose additional duties and obligations on, the Parties arising from the Applicable Law governing third party administrators ("Applicable TPA Laws"). Exhibit 1 describes those Applicable TPA Laws which require certain provisions to be in an agreement between a third party service provider and an insurance company with respect to the Services provided under this Agreement, as determined by Service Provider, which provisions are not otherwise in this Agreement. Service Provider shall notify Prudential of any changes in Applicable TPA Laws that become effective after the Effective Date where such change in law relates to the provisions required to be in an agreement between a third party service provider and an insurance company, by providing an updated Exhibit 1, with a reasonable explanation of the basis for such changes and if any such change in Applicable TPA Laws conflicts with the provisions, or otherwise impacts the terms and conditions, of this Agreement, a detailed description of such conflicts and/or impacts shall also be provided. To the extent the Applicable TPA Laws impose obligations on Service Provider which Service

Provider believes may conflict with Service Provider's obligations expressly stated in this Agreement, Service Provider shall notify Prudential's designated authorized officer in writing of such conflicts and such changes shall be considered a change in Applicable Law as described in Section 2.5 below. If, after the date of the applicable Engagement Schedule, there is a change in any Applicable TPA Laws that results in a (i) material adverse impact on Prudential's receipt of, or (ii) material increase on the costs incurred by Prudential in connection with receipt of, the Services, Prudential may terminate the applicable Engagement Schedule pursuant to Section 13.2(b) and pay only fifty percent (50%) of the applicable Early Termination Fee. Prudential shall provide such notice of termination within one (1) year of the enactment of such Applicable TPA Law giving rise to such material adverse effect or material increase in cost.

1.5. Notice to Contract Holders. To the extent Applicable TPA Laws require Service Provider to provide written notice to each Contract Holder advising them of the identity of and the applicable relationship among Service Provider, the Contract Holder and Prudential, Service Provider shall do so. The expense of preparing and sending such notice shall be borne by Prudential as a Pass Through Expense. If, however, Prudential will be sending to the Contract Holders any other communication within the time required for Service Provider to send such notice, the Parties will mutually agree upon the form of notice to be sent in lieu of Service Provider sending a separate notice to Contract Holders as contemplated above. If the Parties are unable to agree upon the form of notice within one-hundred and twenty (120) days after the Effective Date of the applicable Engagement Schedule, Service Provider may send the notice contemplated above.

1.6. Service Improvement. Service Provider will (a) use commercially reasonable efforts to identify and evaluate cost efficient methods to implement technology and process changes and improved methodologies designed to meet one or more of the following objectives: cost reduction, margin improvement, business process improvement and other methodologies and initiatives; and (b) meet with Prudential at least once each year to inform Prudential of any new information technology or business processes Service Provider is developing or information technology and business process trends and directions of which Service Provider is otherwise aware that could reasonably be expected to have an impact on the business of Prudential. Subject to the Change Procedures, Service Provider will implement agreed upon technologies, process changes and proven methodologies.

1.7. Prudential Organizations.

(a) Prudential, its parent companies, and its and their respective Affiliates may execute one or more Engagement Schedules pursuant to and in accordance with the provisions of this Agreement to obtain Services (Prudential, its parent and each such Affiliate who in fact executes an Engagement Schedule is referred to as a "Prudential Organization").

(b) Upon execution by Service Provider and Prudential or any Prudential Organization of a particular Engagement Schedule, a separate agreement will

exist between Service Provider and Prudential or such Prudential Organization, which agreement shall consist exclusively of the terms and conditions of this Agreement and those set forth in the applicable Engagement Schedule. Any obligations under an Engagement Schedule shall be the sole and exclusive responsibility of the named parties to that Engagement Schedule. Prudential shall have no obligation or liability whatsoever with respect to any breach of the terms of the Agreement or applicable Engagement Schedule by a Prudential Organization. No Prudential Organization shall have any liability for the obligations of any other Prudential Organization, except as expressly stated in this Agreement. In no event shall any Prudential Organization have the right to modify or amend the terms and conditions of this Agreement as it relates to Prudential or any other Prudential Organization, and any attempt by a Prudential Organization to modify such terms shall be null and void. All rights, liabilities, and obligations of Service Provider and all rights, liabilities, and obligations of Prudential or each Prudential Organization, under a particular Engagement Schedule, shall be solely as between Service Provider and Prudential or the applicable Prudential Organization, as the case may be.

(c) The term "Prudential" as used throughout this Agreement refers only to Prudential or to only the Prudential Organization which executed the applicable Engagement Schedule. The use of the term "applicable" and "particular" throughout this Agreement is intended to denote the fact that the terms and conditions of this Agreement are effective only as they apply to a specific Engagement Schedule between Prudential or a specific Prudential Organization and Service Provider, as the case may be.

1.8. Further Cooperation. Service Provider will cooperate with Prudential and, upon Prudential's request, Prudential Designees, including by providing to such Prudential Designees Prudential Information comprised of documentation, data and other information in Service Provider's control in connection with performing the Services. To the extent such cooperation requires material additional effort or resources by Service Provider for which Service Provider seeks additional compensation, such services or resources shall be provided in accordance with the Change Procedures. Further, unless otherwise agreed in writing, Service Provider shall not be required to disclose any Service Provider Materials to such Prudential Designee who is a Service Provider Competitor or to any Prudential Designee who does not execute confidentiality agreement reasonably acceptable to Service Provider.

1.9. Data Backup. Service Provider will implement and comply with (a) generally accepted industry practices for data and system backup, and (b) Prudential's backup requirements set forth in the applicable Engagement Schedule (and if there are any inconsistencies, Prudential's requirements will control). The foregoing policies, practices and requirements may be updated pursuant to the Change Procedures.

1.10. Excused Obligations.

(a) Subject to Section 1.10(b), Service Provider's failure to perform its obligations under this Agreement will be excused, and Service Provider will be relieved of the consequences of failure to meet a Service Level, to the extent such failure is caused by any of the following:

(i) The failure of Prudential, or its employees or agents, to perform their respective obligations under this Agreement or the applicable Engagement Schedule;

(ii) violations of Applicable Law by Prudential or any Prudential Designee;

(iii) failure of the Operating Guidelines as approved by Prudential in accordance with this Agreement to comply with: (i) Applicable Law governing the Designated Services; (ii) the terms and conditions of the Contracts; or (iii) the terms and conditions of applicable reinsurance agreements;

(iv) Service Provider's reliance upon Operating Guidelines approved by Prudential or upon any additional policies, processes, interpretations of applicable laws and regulations, unique to administering the Contracts as provided in writing by Prudential to the extent such policies, processes and interpretations were not, at the time of Service Provider's reliance, superseded by a later version of the Operating Guidelines approved by Prudential, all in accordance with this Agreement;

(v) actions or omissions by any previous administrator of the Contracts in connection with the Designated Services;

(vi) any action taken by Service Provider, its Affiliate or any Permitted Subcontractor, at the written direction of Prudential or, if acting as expressly authorized by Prudential in writing, a Prudential Designee;

(vii) errors in the Prudential Software other than those caused by Service Provider, its Affiliates, or its Permitted Subcontractors;

(viii) failures to meet any Service Level as a result of a decision by Prudential, as confirmed in writing by an authorized representative of Prudential;

(ix) the applicability of any other provision of this Agreement that provides for relief from Service Level Defaults or otherwise excuses Service Provider from the consequences of such Service Level Defaults in accordance with such provision; or

(x) failures caused by inaccurate or incomplete information or data provided to Service Provider, including such information provided by Prudential or a Prudential Designee or a Contract Holder.

(b) As soon as either Party learns of the occurrence or likely occurrence of any of the foregoing, such Party will promptly notify the other, and the Parties will cooperate to establish a mutually acceptable action plan to minimize adverse effects. Notwithstanding the foregoing, Service Provider will use commercially reasonable efforts to perform its responsibilities under this Agreement. In such event, Prudential will pay Service Provider on a time and materials basis at the rates set forth in the applicable Engagement Schedule, if Service Provider incurs additional costs or provides additional resources as a result of the occurrences described above, provided, that Service Provider notifies Prudential prior to incurring such additional costs and Prudential consents in writing to the performance of such additional Services. In the absence of Prudential's written consent, Service Provider shall have no obligation to take any further action to correct such problem or to mitigate the harm suffered by Prudential, other than to use commercially reasonable efforts to perform its responsibilities under this Agreement.

1.11. Parental Guaranty. The obligations of se2 under this Agreement are guaranteed by Security Benefit Corporation, a Kansas corporation (the "Guarantor") pursuant to a Guaranty, dated as of the Effective Date and executed and delivered by the Guarantor to Prudential on the Effective Date in the form attached hereto as Exhibit 7 (Form of Parent Guaranty) (the "Guaranty").

2. PRUDENTIAL RESOURCES

2.1. Performance of Other Functions. Prudential shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to perform the functions and tasks as set forth herein and set forth in the applicable Engagement Schedule, if any. Prudential's failure to perform any of such functions or tasks shall not be deemed to be grounds for termination by Service Provider.

2.2. Operating Guidelines; Changes.

(a) As part of the Transition Services, Prudential and, with assistance as directed by Prudential, Service Provider shall prepare the first version of the Operating Guidelines. All changes to the Operating Guidelines shall be made in accordance with the Change Procedures. Each of the Parties agrees to comply with the Operating Guidelines approved in writing as the same may be updated in writing during the Term of the applicable Engagement Schedule.

(b) Subject to compliance with the Change Procedures, the Parties will implement such additional policies, procedures, and updates to the Operating Guidelines that (i) are mandated by law, rule, regulation, or changes thereto for Service Provider properly and legally to perform the Services; (ii) relate to additional interpretations or directions provided by Prudential in writing; or (iii) so long as they are lawful and would not impose incremental cost on Prudential, are requested by Service Provider to enable Service Provider to more efficiently perform the Services.

(c) Service Provider shall comply with and, in accordance with the Change Procedures, incorporate promptly into the Operating Guidelines such interpretations and directions provided by Prudential in writing. Service Provider shall provide Prudential a reasonable opportunity to review such revised Operating Guidelines. If Prudential does not approve such revisions to the Operating Guidelines in writing by the time reasonably set by Service Provider, such revisions shall be deemed rejected by Prudential, in which case the then-current version of the Operating Guidelines shall govern until and unless revisions to the Operating Guidelines are approved by Prudential in writing. Service Provider shall consult with Prudential to determine the most efficient means to implement such interpretations and directions into the Operating Guidelines.

(d) In performing the Services, Service Provider shall be entitled to rely upon such documented Operating Guidelines approved by Prudential.

2.3. Prudential Modifications.

(a) Prudential may modify its facilities, equipment, software, or other resources accessed which are used by Service Provider in connection with performing the Services. Prudential shall use reasonable efforts to consult with Service Provider in advance about any such modifications that may impact Service Provider's performance hereunder. Service Provider shall use reasonable efforts to identify promptly the impact on the Services of Prudential's proposed modifications.

(b) To the extent Service Provider would be required to incur any additional time or resources as a result of modifications proposed by Prudential as described above, Service Provider shall, via the Change Procedures, notify Prudential of the estimated costs in connection with such modifications. If Prudential implements such proposed modifications, Prudential shall reimburse Service Provider for the reasonable costs identified by Service Provider and approved by Prudential via the Change Procedures in advance of Prudential initiating such changes. If the Parties do not agree on the reasonable costs, as identified by Service Provider in writing, Service Provider shall not be obligated to make any changes to the Services until the disagreement is resolved in accordance with the dispute resolution provisions set forth in Article 12.

(c) To the extent Prudential modifies such facilities, equipment, software, or other resources accessed and used by Service Provider in connection with performing the Services and does not notify Service Provider in writing in advance as stated above, Prudential shall pay Service Provider on a time and materials basis at the rates set forth in the applicable Engagement Schedule for the reasonable costs incurred by Service Provider modifying its software or other resources to the extent reasonably necessary to conform to Prudential's modifications and Service Provider shall be excused from performing in accordance with this Agreement to the extent caused by Prudential's changes.

2.4. Compliance with Applicable Law.

(a) In connection with performing the Services, Service Provider shall comply with all Applicable Law. Service Provider shall not be responsible for any violation of, or failure to comply with, such Applicable Law if Service Provider's acts or omissions result from relying on information provided by Prudential or, if acting as expressly authorized by Prudential in writing, a Prudential Designee. If Service Provider has any specific requests for legal and regulatory information from Prudential, such requests shall be submitted to Prudential via a designated representative of Prudential and Prudential will respond within a commercially reasonable time.

(b) In connection with receiving the Services, Prudential shall comply with all Applicable Law.

(c) The Parties acknowledge and agree that this Section is not intended to create an attorney-client relationship between the Parties.

2.5. Interpretations of and Changes to Applicable Law.

(a) Service Provider shall use commercially reasonable efforts to monitor Applicable Law relating to the Designated Services and changes to such laws. Service Provider shall notify Prudential of any changes in Applicable Law which may relate to the Services promptly after Service Provider identifies such changes.

(b) Prudential shall be ultimately responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to the Designated Services (other than Applicable TPA Laws), including those activities performed for Prudential by Service Provider and shall provide appropriate written direction to Service Provider with respect to Service Provider's compliance with such requirements. Prudential shall provide to Service Provider Prudential's written interpretations of such Applicable Law as requested by Service Provider or as determined to be appropriate by Prudential. Service Provider shall comply with any such direction and interpretation provided by Prudential in writing to Service Provider.

(c) Service Provider and Prudential shall work together, via the Change Procedures, to identify the impact of changes in Applicable Law on how Prudential receives, and Service Provider provides, the Services to determine the most efficient means to implement such changes into the Operating Guidelines and other procedures used by Service Provider.

(d) Service Provider shall perform the Services regardless of changes in Applicable Law. If such changes prevent Service Provider from performing its obligations under this Agreement, Service Provider shall develop and, upon Prudential's written approval, implement suitable alternative arrangements that will enable Service Provider to perform its obligations under this Agreement.

(e) Service Provider shall implement Normal Changes into Service Provider's procedures and into the Operating Guidelines for no additional charges.

(f) Service Provider shall implement Extraordinary Changes into Service Provider's procedures and into the Operating Guidelines at the then applicable time and materials rates.

(g) As used in this Section, the following defined terms shall apply: A "Normal Change" is a change in the Applicable Law as described in writing by Prudential governing Designated Services which: (i) in and of itself, takes not more than one-hundred and twenty (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Designated Services; (ii) applies equally to Service Provider's Affiliates or other customers; or (iii) is a change to the Applicable TPA Laws. An "Extraordinary Change" is a change in the Applicable Law as described in writing by Prudential governing Designated Services which: (i) in and of itself, takes more than one-hundred and twenty (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Designated Services; (ii) requires Service Provider to devote additional personnel on a permanent basis to perform the Designated Services following such a change; or (iii) is specific to the Services to be provided under this Agreement; or (iv) is not Normal Change.

3. RECORDKEEPING AND AUDIT RIGHTS.

3.1. Recordkeeping - Contract Related Information. Service Provider shall establish and maintain facilities and procedures for the safekeeping of complete policy accounting books and records of all transactions of any nature performed by Service Provider on behalf of Prudential (collectively, "Contract Accounting Books and Records"). All such Contract Accounting Books and Records shall be maintained in accordance with Applicable Law with respect to the Designated Services. Copies of Contract Accounting Books and Records shall be maintained by Service Provider for the longer of any period that may be required by Applicable Law, but for not less than seven (7) years from the end of the term of the applicable Engagement Schedule, unless a replacement third party assumes, in writing and on terms reasonably acceptable to Service Provider, responsibility to maintain such records for such period of time.

3.2. Return of Contract Accounting Books and Records. Promptly following the termination or expiration of an Engagement Schedule, Service Provider shall deliver to Prudential, or to a Prudential Designee identified by Prudential, all Contract Accounting Books and Records of all transactions performed in connection with such Engagement Schedule. Such Contract Accounting Books and Records shall be reasonably catalogued or indexed and in a reasonably commercially accessible format at all times and when so delivered to the Prudential.

3.3. Historical (Pre-Engagement Schedule) Hard Copy Records.

(a) Any hard copy, non-electronic records with respect to the Contracts that were prepared or made prior to the date of an Engagement Schedule that (i) Service Provider needs to perform the Services or (ii) Prudential desires to transfer possession and control of to Service Provider, and which Service Provider agrees in writing shall be transferred into its possession or control, shall be delivered by Prudential or a Prudential Designee, to Service Provider, or its designee, at such times as the Parties shall agree in writing, catalogued or indexed and maintained in such manner as the Parties shall agree, all at Prudential's expense.

(b) Upon Service Provider's receipt of such historical records, such historical records shall be Contract Accounting Books and Records. Service Provider shall not be required to catalogue or index such records beyond which they are catalogued or indexed when delivered to Service Provider. Service Provider shall only be obligated to maintain such records in the format in which delivered by Prudential or a Prudential Designee to Service Provider.

(c) Subject to Prudential's prior approval, Service Provider may image and destroy, or cause to be imaged and destroyed, hard copy historical records, upon the occurrence of which such images shall be subject to the requirement that they be reasonably catalogued and indexed and in a reasonably accessible format at all times and when so delivered to Prudential or a Prudential Designee, just as the other complete books and records of all transactions of any nature performed by Service Provider on behalf of Prudential.

3.4. Back-up Storage Location. Service Provider may send back-up tapes to one or more off-site storage facilities, as they currently send such tapes to a facility of Underground Vaults and Storage in Topeka, Kansas; provided that (a) Service Provider shall notify Prudential in advance of the name and location of any replacement or new off-site facility and (b) each new or additional off-site facility shall maintain at least the same level of security as required by this Agreement. Upon Prudential's reasonable request, authorized personnel or designated representatives of Prudential shall be permitted access to the off-site facilities at which Service Provider's back-up tapes are kept during normal business hours and subject to any reasonable security procedures or other restrictions in effect at the off-site facilities at the time of the access.

3.5. Segregation. Service Provider shall at all times keep logically segregated the Prudential Contract Accounting Books and Records and items in process from those of Service Provider's Affiliates and other customers and from those of Service Provider themselves.

3.6. Recordkeeping - Other Records. Service Provider shall maintain books and records in accordance with Applicable Law and generally industry standards, including those records relating to the areas identified in Section 3.12 below. Such books and records shall be maintained during the Term and for a period of six (6) years thereafter. Upon the reasonable request of Prudential or any Prudential Designee, Service Provider shall provide Prudential or such Prudential Designee access to such books and records. The books and records to be maintained pursuant to this section do not include Contract Accounting Books and Records.

3.7. Litigation Holds. In the event of any dispute arising under or with respect to this Agreement or in the event that Prudential issues a "record hold order" in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Service Provider will, and will cause its Permitted Subcontractors to, comply with any such record hold orders issued by Prudential requiring preservation of certain records for legal, regulatory or other purposes.

3.8. Audits - General. Upon three (3) Business Days notice to Service Provider and during normal business hours, but not more often than is reasonably necessary or appropriate, absent good cause, Prudential or a Prudential Designee may, in compliance with the Service Provider's security regulations and the further provisions hereof, audit Service Provider for the purposes set forth in this Article 3. Prudential may conduct audits itself or with the assistance of a Prudential Designee (provided that such third party executes a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this Agreement and provided further that such third party shall not be any Person that Service Provider deems in its reasonable discretion to be a Service Provider Competitor), at Prudential's expense, subject to the provisions below. An audit may be conducted in respect of an Engagement Schedule during the term of the Engagement Schedule and for a period of two (2) years after the end of the term of the Engagement Schedule. No such audit may be performed by any Person compensated on a contingency fee basis. The foregoing shall not restrict the number of audits which may be conducted by Governmental Authorities having jurisdiction over Prudential or any Prudential Designee and the exception for "good cause" referred to above shall apply to audits conducted by Prudential in connection with any breach of this Agreement by Service Provider or any failure of Service Provider to attain the Service Levels.

3.9. Access.

(a) *Prudential.* During any audit in relation hereto, Service Provider shall provide reasonable access to Prudential and Prudential Designees (including their respective internal audit staff), inspectors, consultants, and other representatives, to: (i) facilities where the Services are being performed; (ii) its personnel and subcontractors; and (iii) data and records in the possession of Service Provider relating to its performance of the Services. Prudential, the Prudential Designees and their respective auditors, inspectors, consultants, and other representatives shall adhere to Service Provider's reasonable and customary security and safety policies.

(b) *Prudential's Regulators.* Service Provider shall provide any Governmental Authority of any nature whatsoever having regulatory authority over Prudential or Prudential Designees on-site access during Service Provider's ordinary business hours to: (i) facilities where the Services are being performed; (ii) their personnel and subcontractors; and (iii) data and records in the possession of Service Provider relating to its performance of any of the Services. Prudential shall require such representatives of such Governmental Authority to comply with Service Provider's reasonable and customary security and safety policies.

3.10. Cooperation. Service Provider shall cooperate fully with and assist Prudential, Prudential Designees, and their respective auditors, inspectors, consultants, and other representatives, and any Governmental Authority, in connection with audits in relation hereto and/or to any Engagement Schedule and shall, on a reasonably timely basis, furnish each with all information reasonably requested.

3.11. Audit Support Expenses and Charges. Prudential shall reimburse Service Provider for the reasonable costs incurred by Service Provider and for the time devoted by Service Provider Personnel in connection with such audits which are beyond the Baseline Audit Support. "Baseline Audit Support" means the cost incurred and the time devoted by Service Provider Personnel in providing audit assistance and access to Prudential, Prudential Designees and Governmental Authorities during each twelve (12) month period during the Term of up to two hundred (200) hours of such assistance. The time devoted by Service Provider Personnel in providing such audit assistance and access to Prudential relating to Service Provider's failure to perform in accordance with this Agreement, including the Service Levels will be provided at no charge to Prudential (and is not included in the calculation of Baseline Audit Support).

3.12. Scope of Audits. Audits shall be limited to information relating to Service Provider's provision of the Services in compliance with its obligations under this Agreement and may include: (i) Service Provider's practices and procedures, including procedures to maintain the confidentiality of Confidential Information; (ii) Service Provider's controls and security measures and procedures; (iii) Service Provider's disaster recovery and back-up plans and procedures; (iv) any matter necessary to ensure that Service Provider or Prudential has met or is meeting requirements of Applicable Law; (vi) Service Provider's compliance with its Service Level obligations; and/or (vii) Service Provider's charges for the Services, including expenses and taxes invoiced with respect thereto, and any credits provided or that should have been provided.

3.13. Overcharges. If, as a result of any such an audit, Prudential determines that Service Provider overcharged it, Prudential shall notify Service Provider of its determination, including the amount of the overcharge and the basis for its conclusion, and Service Provider shall promptly pay to Prudential the amount of the overcharge, plus interest at the rate of the prime rate published by *The Wall Street Journal* on the day after the day on which it receives such notice (but in no event to exceed the highest lawful rate of interest), calculated from the date of payment of the overcharged amount until the date of payment to Prudential, unless such claim of overcharge is promptly (but in any event within forty-five (45) days) disputed by Service Provider in writing, in good faith.

3.14. Audit Expenses. Prudential shall bear its own expenses relating to any audit performed hereunder. If, however, such inspection determines that any invoice or payment has not been rendered or made in accordance with the terms of this Agreement or an Engagement Schedule and has resulted in, in the aggregate, an overcharge to Prudential which results in a refund or credit of the overcharge over ten percent (10%) or more of the total amount invoiced which was within the scope of such audit, Service Provider shall reimburse Prudential for its reasonable out-of-pocket expenses in connection with the portion of the audit relating to the invoice and/or payment resulting in such material overcharge.

3.15. No Interference. All audits shall be performed in a manner to minimize disruption to Service Provider's business. In no event shall Prudential, while conducting an audit, materially interfere with Service Provider's ability to perform the Services any of its other obligations under this Agreement or any Engagement Schedule or to conduct their other operations in the ordinary course of business.

3.16. Exit Conference. Following any audit by Prudential, Prudential shall conduct (in the case of an internal audit), or request its external auditors to conduct, a conference with Service Provider to discuss its or their preliminary conclusions with Service Provider. To the extent that any audit reveals that Service Provider is not performing in accordance with this Agreement, Service Provider shall promptly take all such actions as are appropriate to correct such deficiencies and otherwise perform in accordance with this Agreement.

3.17. Undercharges. Subject to Section 7.6 below, if, as a result of an audit of its charges to Prudential, Service Provider determines that it has undercharged Prudential for Services provided by it, Service Provider may specially invoice Prudential for such amount. Any such invoice shall include evidence that the amount was not previously charged to Prudential. Upon receipt of this information and evidence, Prudential shall promptly pay to Service Provider the amount of the undercharge that it does not promptly (but in any event within forty-five (45) days), in writing, dispute in good faith.

3.18. SAS 70 Audits. At least annually, at no additional charge to Prudential, Service Provider shall provide to Prudential a copy of a SAS 70 Type II report for the twelve (12) months ending September 30, with the first report being provided for the twelve (12) months ending September, 2008. Service Provider shall deliver to Prudential such final report as soon as possible after December 1, but no later than December 31. Such report shall be prepared by a nationally recognized firm for Service Provider's facility or facilities from which it (including, as applicable, its Affiliates and subcontractors) is providing Designated Services. Such reports provided by Service Provider under this Section shall be considered Service Provider Materials. Service Provider may redact from such reports, those portions containing confidential information of third parties. Prudential may request a more frequent SAS 70 Type II report in accordance with the Change Procedures.

4. SERVICE PROVIDER SYSTEM MODIFICATIONS

4.1. Right to Make. Service Provider may modify the facilities, equipment, software, or other resources accessed or used by Prudential or any Prudential Designee in connection with receiving the Services. Service Provider shall use reasonable efforts to consult with Prudential in advance about any modifications that may impact the Services provided to Prudential. Prudential shall use reasonable efforts to identify promptly the impact on the Services of Service Provider's proposed modifications.

4.2. Impact to Prudential. To the extent Prudential would be required to incur any additional time or resources as a result of the type of modifications proposed by Service Provider as described above, Prudential shall use reasonable efforts to, via the Change Procedures, notify Service Provider of the estimated impact to Prudential in connection with such

modifications. If Service Provider implements such proposed modifications, Service Provider shall reimburse Prudential for the additional costs reasonably incurred in connection with such modification by Prudential and identified by Prudential via the Change Procedures in advance of Service Provider initiating such changes. If the Parties do not agree on the reasonable costs, as identified by Prudential, Service Provider may nevertheless implement such modifications proposed by Service Provider as described above and shall reimburse Prudential for the reasonable costs incurred by Prudential and shall pay the undisputed portion of the charges requested by Prudential. The balance, if any, of the charges invoiced by Prudential shall be governed by Section 12.1. To the extent Service Provider modifies the facilities, equipment, software, or other resources accessed and used by Prudential in connection with receiving the Services and does not provide reasonable advance notice to Prudential as stated above, Service Provider shall reimburse Prudential for the additional costs reasonably incurred by Prudential in connection with such modification.

4.3. Changes Required by Applicable Law. Subject to Section 1.4 and Section 7.5(h), to the extent the modifications to the facilities, equipment, software, or other resources accessed or used by Service Provider (other than facilities, equipment, software or other resources provided by Service Provider) are in response to changes in Applicable Law, (i) Service Provider shall not be liable for any costs incurred by Prudential if Service Provider provided reasonable advance notice to Prudential of the proposed modifications and consulted with Prudential regarding such modifications; and (ii) unless otherwise agreed pursuant to Section 2.5, Prudential shall not be liable for any costs incurred by Service Provider in connection with any such modifications.

5. PROPRIETARY RIGHTS

5.1. Ownership of Service Provider Materials. Excluding Prudential Information, all (a) Service Provider Materials, (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Service Provider or jointly by Prudential, Prudential Designees and Service Provider, and (c) all intellectual property rights with respect thereto, shall be, as between Prudential and Service Provider, the exclusive property of Service Provider.

5.2. Ownership of Prudential Materials. Excluding Service Provider Materials, all: (a) Prudential Information; (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Prudential or jointly by Prudential, Prudential Designees and Service Provider; (c) all intellectual property rights with respect thereto; and (d) those policies, processes, work flows, and interpretations of Applicable Law unique to administering the Contracts as may be reasonably specified in writing by Prudential in accordance with this Agreement, shall be, as between Prudential and Service Provider, the exclusive property of Prudential. For the avoidance of doubt, Prudential Information shall include all materials provided by Prudential or Prudential Designees to Service Provider in connection with the Transition Services, including, Prudential's business requirements to complete such Transition Services.

5.3. Other Developed Materials. Excluding all information described in Sections 5.1 and 5.2 and all intellectual property rights with respect thereto, except as may be otherwise expressly set forth in any Engagement Schedule, the following shall govern:

(a) Any Systems, materials, techniques, policies, practices, procedures, processes, work flows, ideas and know-how, which are jointly developed by Service Provider, Prudential and/or Prudential Designees (the "Jointly Developed Materials") and all intellectual property rights with respect thereto, shall, as between the Parties, be the exclusive property of Service Provider.

(b) Prudential irrevocably and unconditionally assigns to Service Provider all its right, title and interest in and to the Jointly Developed Materials, including, without limitation, all intellectual property rights with respect thereto.

(c) Prudential shall have a non-exclusive, non-assignable, non-transferable, perpetual, royalty-free right to use the Jointly Developed Materials in its business, without any further obligation to Service Provider with respect to such Jointly Developed Materials.

(d) For the avoidance of doubt: (i) nothing in this Section 5.3 shall give Prudential any ownership, license or other rights in or to any Service Provider Software; and (ii) nothing in this Section 5.3 shall give Service Provider any ownership, license or other rights in or to any Prudential Information.

(e) Notwithstanding the above, from time to time Prudential may request Service Provider to assist Prudential in developing Jointly Developed Materials which may contain ideas or know-how which Prudential states would give Prudential a competitive advantage. For such developments specifically identified by the parties as being a competitive development subject to this Section in writing in accordance with the Change Procedures ("Competitive Developments"), if Service Provider develops such Competitive Developments, the rights and obligations of the Parties shall be as specified in such writing executed in accordance with the Change Procedures.

5.4. Service Provider License. Subject to the provisions of Article 6, Prudential hereby grants Service Provider (and Permitted Subcontractors) a non-exclusive, royalty-free right to use, modify, enhance, copy, publish, transmit, perform, display, create derivative works from and otherwise use Prudential Information solely to the extent necessary to perform the Services under this Agreement.

5.5. Prudential License.

(a) Subject to the provisions of Article 6, Service Provider hereby grants Prudential a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use Service Provider Materials which are product development documents, gap documents and other Prudential specific requirements documents created during the term of the Letter

Agreement together with such other procedures and processes to the extent necessary for Prudential (i) to receive the Services during the Term; and (ii) for Prudential to receive the Termination Assistance Services during the Termination Assistance Period in accordance with Article 16 below. Furthermore, Service Provider hereby consents to the disclosure of such Service Provider Materials to third parties subject to execution of a nondisclosure agreement between any such third party and Service Provider in a form reasonably acceptable to Service Provider.

(b) Subject to the provisions of Article 6, and to the extent not otherwise Prudential Information, Service Provider hereby grants Prudential a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, and the right to authorize the Prudential Designees to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, the Operating Guidelines applicable to: (i) the extent necessary for Prudential to receive the Services during the Term; (ii) receive the Termination Assistance Services in accordance with Article 16 below; and (iii) after the End Date, the extent necessary for Prudential to administer those Contracts administered by Service Provider as of the end of the Term.

(c) The foregoing licenses shall exclude all Service Provider Software and materials incorporating or reflecting Service Provider Software.

5.6. Ownership of Consumer Confidential Information and Contract Holder Data. As between Service Provider and Prudential, Prudential shall be the exclusive owner of all Consumer Confidential Information and all Contract Holder Data. All Contract Holder Data is, will be and will remain the property of Prudential or its designees and will be deemed Confidential Information of such parties. Prudential or such designees will have all right, title and interest in and to, including worldwide ownership of trade secret rights, copyrights, patents and other proprietary rights in the Contract Holder Data and all copies thereof.

6. CONFIDENTIALITY / PRIVACY

6.1. General. In the course of the performance of Services, Service Provider may receive or have access to confidential and proprietary information about, and Service Provider's engagement by Prudential may bring it into close contact with confidential and proprietary information of Prudential or third parties with whom Prudential conducts business. Similarly, Service Provider may provide Prudential with confidential and proprietary information, including data, information, specifications, procedures, software, technical processes and formulas, source code and other unpublished financial information and business plans, or other confidential and proprietary information of Service Provider. Prudential Confidential Information and Service Provider Confidential Information are collectively referred to as "Confidential Information" as that term is more fully defined below. In recognition of the foregoing, each Party agrees that:

(a) it will keep and maintain the Confidential Information of the other Party in strict confidence, using such degree of care to protect against unauthorized access to, or prohibited disclosure or use of, the other Party's Confidential Information that it uses to protect its own Confidential Information of a similar type, but in any event no less than a reasonable standard of care;

(b) it will use and, subject to compliance with Section 6.2, disclose Confidential Information of the other Party solely for the purposes described in Section 6.2(c) and will not use or disclose Confidential Information of the other Party for its own purposes, for the benefit of any third party or for any other purpose;

(c) it will not, directly or indirectly, disclose Confidential Information of the other Party to any third party, except with prior written consent of the other Party or as permitted under the express terms of this Agreement; and

(d) as between the Parties, Prudential shall retain all ownership rights in Prudential Confidential Information and Service Provider shall retain all ownership rights in Service Provider Confidential Information.

6.2. Permitted Use and Disclosures.

(a) Prudential may disclose the Service Provider's Confidential Information to its employees, Prudential Designees, contractors, agents and advisors, but excluding Service Provider Competitors, having a need to know such information solely in connection with Prudential receiving the Services under this Agreement and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Service Provider may disclose Prudential's Confidential Information only to its employees, Affiliates, and its Permitted Subcontractors, and subject to Prudential's consent, other suppliers, but excluding Prudential Competitors, having a need to know such information in connection with the Services and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Each Party shall instruct all of its permitted recipients having access to the other Party's Confidential Information as to their obligations to protect such Confidential Information on terms no less protective than those contained in this Agreement.

(b) Each Party shall be responsible for its permitted recipients' compliance with the terms of this Agreement. Exhibit 2 sets forth the form of non-disclosure agreement that Service Provider and its Affiliates require their employees to sign as a condition of employment.

(c) Prudential shall use Service Provider's Confidential Information solely for the purpose of receiving the Services under this Agreement and for no other reason. Service Provider shall use Prudential's Confidential Information solely for the purpose of performing the Services under this Agreement and for no other reason.

6.3. Confidential Information. "Confidential Information" means (a) the pricing and service level terms and conditions of this Agreement or any Engagement Schedule, (b) any Nonpublic Information or Consumer Confidential Information that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by one Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives (the "Disclosing Party") to the other Party or any of its or their officers, directors, employees, agents, or other representatives (the "Recipient Party") in connection with this Agreement or any Engagement Schedule, and (c) any Nonpublic Information of third parties in the possession of the Disclosing Party that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by the Disclosing Party to the Recipient Party in connection with this Agreement or any Engagement Schedule. Each Party's Confidential Information includes all business and other proprietary information of such Party, written or oral, including, as applicable:

(a) information relating to planned or existing businesses or business initiatives, organizational restructuring plans, and actual and projected sales, profits and other financial information;

(b) information relating to technology, such as computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

(c) information that describes insurance, annuities and financial services products and strategies, including actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes;

(d) confidential information, software and material of third parties with whom that Party conducts business; and

(e) information about that Party's employees, agents, contractors and representatives.

6.4. Exceptions. Confidential Information shall not include information that:

(a) has been widely disseminated, or becomes widely disseminated, in the general public domain other than as a result of a disclosure by a Recipient Party in violation of this Agreement;

(b) has been filed by a Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives with, and is available to the other Party from, a Governmental Authority and is not otherwise subject to a protective order;

(c) was demonstrably known to the Recipient Party or any of its officers, directors, employees, agents, or other representatives previously, without a duty of confidentiality of any nature to the other Party;

(d) is independently developed by a Recipient Party or any of its officers, directors, employees, agents, or other representatives without use of or access to the Confidential Information of the Disclosing Party; or

(e) is rightfully obtained by a Recipient Party from one or more third parties without, to the knowledge of the Recipient Party, breach by such third party of a duty of confidentiality of any nature to the other Party.

The foregoing exceptions shall not supersede the respective obligations of the Parties set forth in Section 6.10 with respect to Consumer Confidential Information.

6.5. Separation. If a Recipient Party is required to disclose information relating to itself or other persons, but not the Disclosing Party, Recipient Party shall use commercially reasonable efforts to separate all Disclosing Party's Confidential Information from tapes, files or other records containing the requested information, so that Disclosing Party's Confidential Information is not disclosed.

6.6. Additional Exceptions.

(a) Governmental Authority. Notwithstanding anything in this Article 6 to the contrary, a Recipient Party may disclose this Agreement, an Engagement Schedule, and other Confidential Information to any Governmental Authority if required to do so in connection with an examination of the Recipient Party by such Governmental Authority, if required to do so in connection with the filing of any application for or for renewal of any license or registration issued by the Governmental Authority required to be possessed by such Party pursuant to applicable law, if otherwise required to do so by law, or if requested to do so by any such authority. If the Confidential Information disclosed will or is likely to be made public or publicly available, Recipient Party (to the extent permitted by applicable law) shall: (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6. Notwithstanding the foregoing, Service Provider may disclose all or part of this Agreement to one or more Governmental Authorities as required by the Applicable TPA Laws.

(b) Legal Process. If Recipient Party is requested to disclose all or any part of any Confidential Information under a subpoena or inquiry issued by a court of

competent jurisdiction, by a judicial or administrative agency or legislative body or committee, or in a proceeding before any such court, body, or committee, Recipient Party shall (to the extent permitted by applicable law) (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6.

(c) Residual Knowledge. Notwithstanding any other provision of this Agreement to the contrary, each Party shall be free to use in its business, and to disclose to the extent reasonably necessary to use in its business, the Residuals (as defined below) from any deliverable, work product, or Confidential Information produced or disclosed under this Agreement or an Engagement Schedule, including processing techniques, concepts, methods, practices, ideas, and know-how, subject only to the obligation not otherwise to disclose, publish, or disseminate such information. The term "Residuals" means ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party's personnel relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement. The foregoing shall not, however, authorize either Party to disclose:

(i) the source of the Residual information or any information reasonably likely to reveal the source of such information;

(ii) any Confidential Information of the other Party;

(iii) any confidential information of a third party; or

(iv) information intentionally committed to the memory of a person so as to reduce it to intangible form to avoid the obligations otherwise contained in this Agreement.

6.7. Return or Destruction of Confidential Information.

(a) General. Promptly following the expiration or termination of this Agreement or an Engagement Schedule (or earlier if requested by the Disclosing Party), the Recipient Party shall, at its cost, return to the Disclosing Party or its designee or destroy such that the Confidential Information is unreadable or undecipherable by

any means, as directed by the Disclosing Party, all Confidential Information disclosed by the Disclosing Party to the Recipient Party (excluding, for purposes of this Section, this Agreement or an Engagement Schedule) and shall, at its cost, destroy such that such Confidential Information is unreadable or undecipherable by any means other Confidential Information that, to Recipient Party's knowledge, is in Recipient Party's possession or control, and shall, if requested by the Disclosing Party, furnish Disclosing Party a certificate signed by Recipient Party in form and substance reasonably satisfactory to the Disclosing Party, stating that all the Confidential Information of Disclosing Party required to be returned or destroyed pursuant to this Section has in fact been returned or destroyed.

(b) Commercially Reasonable Limit on Duty. If such information described in (a) above is not readily available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, shall be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Engagement Schedule.

(c) Legal Duty to Retain. Notwithstanding the Section above, Recipient Party is not required to return or destroy Confidential Information that it is legally required to maintain for so long as such legal requirement remains. Any Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed (in the manner required under Section 6.7(a)) if and when Recipient Party is no longer legally required to maintain such information.

6.8. Unauthorized Acts.

(a) To the extent Recipient Party has access to Disclosing Party's Consumer Confidential Information, Recipient shall notify Disclosing Party promptly and without unreasonable delay, but in no event more than one (1) Business Day of learning of unauthorized access to, disclosure of, or breach in the security of the Disclosing Party's Consumer Confidential Information may have occurred or been attempted (a "Security Incident"). Recipient Party's obligation to notify the Disclosing Party arises from the time Recipient Party actually determines or reasonably should have determined that Disclosing Party's Consumer

Confidential Information was in fact involved in the actual or suspected Security Incident. Thereafter, Recipient Party shall:

(i) promptly furnish to Disclosing Party full details of the Security Incident;

(ii) assist and cooperate fully with Disclosing Party's investigation of Recipient Party's personnel or third parties related to the Security Incident, including providing Disclosing Party with physical access to the facilities and operations affected, facilitating interviews with personnel and others involved in the matter, and making available all relevant records, logs, files, and data;

(iii) cooperate with Disclosing Party in any litigation or other formal action against third parties deemed necessary by Disclosing Party to protect its rights; and

(iv) promptly use all commercially reasonable best efforts to prevent a recurrence of any such Security Incident.

(b) In addition, following a Security Incident, Disclosing Party shall have the right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in Prudential's discretion; (ii) the contents of such notice, whether any type of remediation may be offered by Disclosing Party to affected persons; and (iii) the nature and extent of any such remediation. The foregoing shall not authorize Disclosing Party to make any statement on behalf of Recipient Party or to disclose any of Recipient Party's Confidential Information to any third party, except as may be expressly permitted by this Agreement; provided, however, that a Disclosing Party is permitted to disclose Consumer Confidential Information to any Person to whom notice is provided hereunder.

(c) The reasonable actions taken by Disclosing Party pursuant to this <u>Section 6.8</u> shall be at Recipient Party's cost and expense.

6.9. <u>Action by Parties</u>. The Recipient Party shall not commence any legal action or proceeding against a third party in respect of any Unauthorized Act purported to have been committed by the third party without the prior written consent of the Disclosing Party; provided, however, that if the Disclosing Party declines to provide such consent, the Recipient Party shall not be responsible for any damages that subsequently result.

6.10. <u>GLB and HIPAA Compliance; Information Security Management Procedures</u>.

(a) Service Provider agrees not to (i) use any Consumer Confidential Information disclosed by Prudential or directly or indirectly by customers of Prudential or (ii) disclose any such information to any third party, in either case without the express prior written consent of Prudential, except as required by Applicable Law or as reasonably necessary for the performance of the Services; provided in the

case of disclosure to a third party, other than Permitted Subcontractors as permitted by this Agreement.

(b) Service Provider shall implement and maintain measures designed to (i) ensure the security and confidentiality of Consumer Confidential Information disclosed to it by Prudential, Prudential Designees, or directly or indirectly by customers of Prudential; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Contract Holder or person applying for a Contract or any other individual to whom such information relates. Without limiting the generality of the foregoing, Service Provider shall implement and maintain the information security management procedures and obligations detailed in the Security Regulations during the Term of this Agreement.

(c) Service Provider agrees upon request of Prudential to negotiate in good faith a business associate agreement, if, and as required by, HIPAA, and as may be required by any state law equivalent, prior to receiving or accessing personal health information of any individual in the event Prudential becomes, for purposes thereof, a covered entity or a business associate of a covered entity, which shall be made a part of this Agreement.

(d) It is understood and agreed that, in the event of a breach of this Article 6, damages are likely to be immeasurable and irreparable and thus there may not an adequate remedy at law and accordingly that the non-breaching Party shall be entitled to apply for injunctive and other equitable relief to restrain any such breach, threatened or actual. Each Party agrees to be responsible for breaches of this Article 6 caused by its and its Affiliates' directors, officers, employees, agents or other representatives, whether then current or former directors, officers, employees, agents or other representatives of such Party or an Affiliate of such Party, including all losses and damages caused thereby.

7. FEES AND PAYMENT

7.1. General. Fees for the Services and the payment schedule are set forth in the applicable Engagement Schedule. Except as expressly set forth herein or in the applicable Engagement Schedule (i) there will be no charge or fees payable by Prudential in respect of the Services or Service Provider's performance of its obligations pursuant to this Agreement, and (ii) all costs and expenses, including travel and living expenses, relating to the Services to be provided under the applicable Engagement Schedule are included in such schedule and will not be reimbursed by Prudential.

7.2. Expenses Reimbursement. If under the applicable Engagement Schedule Service Provider is entitled to reimbursement from Prudential for travel and living expenses, Prudential will reimburse Service Provider only for documented "out-of-pocket" and travel expenses that are reasonably incurred and necessary for Service Provider's performance of the Services. Prudential must pre-approve in writing all expenses for

reimbursement. If any travel is required, Service Provider will comply with Prudential's travel policies. Under no circumstances will Prudential reimburse Service Provider for first class or business class travel. Service Provider will support all requests for reimbursement of travel expenses in excess of $25.00 with original receipts.

7.3. Periodic Adjustments. Unless otherwise expressly provided under the applicable Engagement Schedule, Service Provider shall not increase the fees and charges payable under this Agreement.

7.4. Payment Disputes. Payment disputes shall be resolved as stated in Section 12.4.

7.5. Taxes. In addition to the Fees and Pass-through Expenses (including any and all taxes included in such Pass-Through Expenses) described in the applicable Engagement Schedule which are payable by Prudential hereunder:

(a) Service Provider will be responsible for paying applicable sales, use, gross receipts, excise, value-added, withholding, personal property or other taxes attributable to periods on or after the date of the applicable Engagement Schedule based upon Service Provider acquiring, providing or using equipment, materials, supplies or third party services furnished to or used by Service Provider in performing or furnishing the Services, including all personal property, value-added, sales or use taxes, if any, due on Service Provider owned or leased hardware or software or other equipment used to provide the Services. Prudential will be responsible for applicable sales, use, gross receipts, excise, value-added, withholding, personal property or other taxes attributable to periods on or after the date of the Effective Date for Services, gross receipts, excise, personal property, sales, value-added and use taxes on Prudential's personal property and rented, owned or leased real property.

(b) All taxes that are Prudential's responsibility hereunder will, except as contemplated by subsection (d) below, be separately stated on each invoice and billed to Prudential by Service Provider. Service Provider will indicate on each such invoice the jurisdiction, or jurisdictions as the case may be, for which any such tax was collected. Service Provider will remit all such taxes collected from Prudential to the appropriate taxing authority in a timely manner. Prudential will not be responsible for interest and penalties associated with a failure by Service Provider to appropriately collect and remit any such tax to the appropriate tax authority.

(c) If Prudential supplies Service Provider with appropriate exemption certificates and to the extent Prudential requests Service Provider not to collect amounts Service Provider would otherwise be required or entitled to collect under this Agreement and Applicable Law, Prudential shall provide Service Provider written instructions regarding the amount of sales, use, VAT or similar tax, if any, not required to be collected by Service Provider as well as any other determinations of a substantive or procedural nature relating to such tax and such written

instructions shall be the sole responsibility and prerogative of Prudential, in its sole discretion.

(d) In those jurisdictions in which Service Provider has no obligation to collect any sales, use, VAT or similar tax and only in those jurisdictions in which Prudential has an obligation to report and remit such tax, Prudential will be responsible for payment directly to such taxing authority of any sales, use VAT or similar tax imposed in connection with the Services.

(e) Service Provider further agrees that if Service Provider has no obligation to collect and remit any sales, use, VAT or similar tax, Service Provider will not include any such tax on any invoices or payment requests. Further, if Service Provider does erroneously include such tax that Prudential is not required to remit, and Prudential does remit such tax to Service Provider, Service Provider will promptly reimburse Prudential for such erroneously charged tax.

(f) If Service Provider is notified by any jurisdiction that it had an obligation to collect sales, use, VAT or similar tax from Prudential, and Service Provider has failed or neglected in good faith to include such tax in its invoice to Prudential, Service Provider will so advise Prudential in a timely manner and Service Provider will allow Prudential the right to actively participate in the contest or settlement of such tax. If the resolution of this issue is held to be taxable, Prudential will promptly remit such tax to Service Provider or will demonstrate that the tax has already been paid by Prudential to the taxing authority.

(g) Service Provider will be solely responsible for the payment of all withholding taxes for its employees, including federal, state and local income taxes, social security taxes, unemployment insurance taxes and any other applicable or similar taxes imposed by any jurisdiction.

(h) If, after the date of the applicable Engagement Schedule, a jurisdiction imposes a new or increased sales, use, excise, gross receipts or services tax that is applicable to the Fees for the Services under this Agreement, and such increased tax liability results in a "Material Tax Increase" (as defined below) to the charges being paid by Prudential for such Services, Prudential may terminate the applicable Engagement Schedule(s) pursuant to Section 13.2(b) and pay only fifty percent (50%) of the applicable Early Termination Fee. Prudential shall provide such notice of termination within one (1) year of the enactment of such Applicable Law giving rise to such Material Tax Increase. A "Material Tax Increase" is a change in Applicable Law which would result in Prudential being obligated to pay, on a per Contract basis, an additional amount of taxes pursuant to this Section 7.5, which result in the total fees payable by Prudential under the affected Engagements Schedules increasing by more than six percent (6%), on a per Contract basis in the immediately preceding calendar year, or comparable period if such tax increase becomes effective prior to the end of at least one full calendar year during the Term.

7.6. Failure Timely to Invoice. Notwithstanding anything to the contrary contained herein or in any Engagement Schedule, Prudential will have no responsibility or liability to pay invoices that Service Provider fails to remit to Prudential within six (6) months after completion of the Services, invoices for time which are not included in such submissions for the applicable period. The foregoing shall not apply to amounts payable as Pass-Through Expenses or to taxes which, pursuant to Section 7.5(c), Prudential directed Service Provider to not collect.

7.7. Payment Terms. Prudential shall pay all amounts properly invoiced on or before the times specified in the applicable Engagement Schedule. Amounts not paid on a timely basis shall be subject to late fees as stated in Section 7.8 below.

7.8. Interest. Service Provider will provide written notice to Prudential if any invoice remains unpaid for more than five (5) days after the applicable due date, and if Prudential fails to pay undisputed amounts due under any such invoice within five (5) days of receipt of such notice, the delinquent amount will accrue interest from the original due date until paid at a rate equal to the lesser of (i) 1.0% per month, or (ii) the maximum rate of interest allowed by Applicable Law.

7.9. Currency. All transactions will be paid and reported in U.S. dollars. Service Provider is under no obligation to accept premium or annuity payments, fees, or charges in any currency other than U.S. dollars.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Service Provider. Service Provider represents, warrants or covenants to Prudential that:

(a) it has the expertise and resources to perform the Services in a professional and workmanlike manner, and it will perform the Services in accordance with the provisions of this Agreement and the applicable Engagement Schedule;

(b) the Service Provider Personnel are and will be properly educated, trained and qualified for the Services they are to perform;

(c) all Work Product conforms to the specifications or descriptions thereof in the applicable Engagement Schedule;

(d) it will not intentionally introduce into any Prudential Information any Malicious Code and will use commercially reasonable efforts to prevent any such Malicious Code from entering Prudential Information under the control of Service Provider or otherwise accessed or used by Service Provider in the performance of this Agreement;

(e) all Services and Service Provider Materials: (i) are original to Service Provider (or its subcontractors, as the case may be) or are the subject of one or more licenses authorizing Service Provider to use such materials as contemplated hereby; and (ii) do not violate any patent (including the Katz Patents), copyright, trade secret or other property right of any other Party;

(f) it has obtained and will at all times during the Term maintain all applicable consents, permits and/or licenses necessary to perform the Services;

(g) it has not paid or caused to be paid and will not pay or cause to be paid, directly or indirectly, any wages, compensation, gifts or gratuities to any employee or agent of Prudential or to any government agent, official, or employee for the purpose of influencing any decisions with respect to the making of this Agreement, or in connection with any Services contemplated hereby;

(h) all Service Provider Personnel are eligible to legally work and accept employment in the United States or such other country from which the Services will be provided;

(i) Service Provider will comply with all Applicable Law regarding minimum wage, living conditions, overtime, working conditions, and the applicable labor and environmental laws. Service Provider further agrees not to use any child labor, prison inmates, convicted felons or criminals, nor shall it contract with any prison system to perform any Services required under this Agreement; and

(j) prior to assigning any Service Provider Personnel to provide Services hereunder, Service Provider will, at its own expense, conduct or require such agents, subcontractors and representatives of Service Provider performing Services under this Agreement to conduct, an investigation regarding the individual's background as set forth in Exhibit 3. Service Provider will not, without the prior written authorization from Prudential, knowingly assign any person to the performance of Services who has been convicted of, pled guilty or nolo contendere to a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person. At Prudential's written request, Service Provider shall provide to Prudential a written certification from an authorized officer of Service Provider indicating that such background checks have been performed.

8.2. Mutual. Each Party represents and warrants that as of the Effective Date:

(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement.

(b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.

(c) It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this

Agreement have been duly authorized by all necessary corporate actions on its part.

(d) This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(e) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement.

(f) Has and shall maintain all the licenses, permits, and approvals from governmental agencies required to perform its obligations under this Agreement.

9. INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS

9.1. Service Provider Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Service Provider, at its own expense, shall indemnify, defend and hold harmless Prudential, and its directors, officers, employees and agents (collectively, the "Prudential Indemnitees"), from and against Indemnified Damages relating to or arising from any claim, demand, suit, action or proceeding (collectively, a "Claim") brought by a third party (a person which is not an Affiliate of any Prudential Indemnitee) against any of the Prudential Indemnitees to the extent based upon:

(a) Service Provider's or its agents' (including its Affiliates' and Permitted Subcontractors') breach of the terms or warranties contained herein;

(b) Service Provider's or its agents' (including its Affiliates' and Permitted Subcontractors') gross negligence, fraud or willful misconduct; or

(c) Service Provider's or its agents' (including its Affiliates' and Permitted Subcontractors') breach of Article 5 or Article 6 above.

9.2. Prudential's Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Prudential, at its own expense, shall indemnify, defend and hold harmless Service Provider, and its directors, officers, employees and agents (collectively, the "Service Provider Indemnitees"), from and against Indemnified Damages relating to or arising from any Claim brought by a third party (a person which is not an Affiliate of any Service Provider Indemnitee) against any of the Service Provider Indemnitees to the extent based upon:

(a) Prudential's or its agents' (including Prudential Designees') breach of Prudential's warranties in Section 8.2;

(b) Prudential's or its agents' (including Prudential Designees') gross negligence, fraud or willful misconduct;

(c) Prudential's or its agents' (including Prudential Designees') breach of Article 5 or Article 6 above; or

(d) Service Provider's performance under this Agreement in conformity with: (i) any written policies, processes, interpretations or other written instructions provided by Prudential or a Prudential Designee for purposes of performance of the Services to the extent such processes, interpretations or other instructions were not, at the relevant time, superseded by a later version of the Operating Guidelines approved by Prudential in accordance with this Agreement; (ii) the Operating Guidelines approved by Prudential; or (iii) this Agreement, including the Engagement Schedules and attachments thereto.

9.3. Special Indemnification Relating to Infringement. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10:

(a) Service Provider shall defend, hold harmless and indemnify the Prudential Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Prudential against Prudential arising from the actual or alleged infringement by such Service Provider Materials of the rights of such third party.

(b) Prudential shall defend, hold harmless and indemnify the Service Provider Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Service Provider against Service Provider arising from the actual or alleged infringement by Prudential Information of the rights of such third party.

(c) Notwithstanding the provisions above, neither Party shall be obligated to indemnify or defend the other or settle any Claim of infringement: (i) asserted by an Affiliate of the other Party, (ii) caused by the other Party's (including its suppliers, designees, Affiliates, vendors or any other third parties who may perform certain services for the benefit of the other Party) additions to, changes in, or modification of Service Provider Materials or Prudential Information, as applicable; (iii) caused by the other Party's use of such information in combination with information provided by third parties; or (iv) caused by the other Party breaching Article 5 or 6 of this Agreement.

9.4. Acts of Employees and Subcontractors. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, each Party shall indemnify, defend and hold harmless, the other Party and its respective indemnitees from any and all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of either Party, by reason of personal injury, death or tangible personal property damage of any nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligent acts or omissions of the indemnifying Party's employees, agents or subcontractors.

9.5. Indemnification Procedures.

(a) If any third party brings a Claim against a Party and such Party reasonably believes that such Claim is or may be covered by the indemnification obligations under this Agreement (the "Indemnified Party"), such Indemnified Party shall promptly deliver to the other Party (the "Indemnifying Party") a written notice (a "Claims Notice"), including a brief description of the amount and basis of the Claim, if known; provided, however, that the failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent such failure materially prejudices the Indemnifying Party.

(b) The Indemnifying Party shall, at its own expense, be entitled to assume and control the defense of any such Claim on the Indemnified Party's behalf by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice. To assume the defense of such Claim, the Indemnifying Party shall first have acknowledged (via the foregoing notice) to the Indemnified Party the Indemnifying Party's unconditional obligation to indemnify fully the Indemnified Party for the matter in accordance with this Agreement. In the absence of such assurance, the Indemnified Party shall control the defense of such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this Agreement. If so specified in such notice, the Indemnifying Party, in the event that the Indemnifying Party is entitled to indemnification from a third party for such claim ("Third Party Indemnitor") in respect of the same underlying subject matter, facts, or circumstances as the Claim asserted, may assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party shall cooperate fully with, and assist the Indemnifying Party or Third Party Indemnitor in the defense and all related settlement negotiations of the Claim. The Indemnifying Party shall pay all reasonable costs incurred by the Indemnified Party related to the Indemnified Party's assistance in defense of a Claim.

(c) The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party; provided, however, that (1) if the Parties agree that it is advantageous to the defense for the Indemnified Party to employ its own counsel, (2) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party or Third Party Indemnitor and the Indemnified Party in the conduct of the defense of the claim (in which case the Indemnifying Party and/or Third Party Indemnitor shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnified Party), or (3) the claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority and the Indemnified Party elected to control the defense of such claim, then, in each such instance, the reasonable fees and expenses of counsel for such Indemnified Party shall be borne by the Indemnifying Party. The Party controlling the defense of a Claim for which indemnification is available pursuant hereto shall keep the other Party reasonably apprised at all times as to the status of its defense of the claim.

(d) Notwithstanding anything in this Article to the contrary, in the event the Claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority, the Indemnified Party shall have the right to control the defense of such Claim.

(e) If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of the Claim within the prescribed period of time, shall notify the Indemnified Party that it will not assume the defense of the Claim, or shall fail to assume the defense of the Claim, then the Indemnified Party must defend the Claim in any such manner as it may deem appropriate. The Indemnifying Party shall also be permitted to join in the defense of the Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim effected without its prior written consent.

(f) Notwithstanding the foregoing, the Indemnified Party shall retain, assume, or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in this Agreement and upon such retention, assumption, or reassumption, the Indemnifying Party will be relieved of responsibility for indemnifying the Indemnified Party for such defense or the Claim to which such defense relates.

(g) In any Claim as to which the Indemnifying Party is entitled pursuant to this Section to assume and control the defense thereof, until both (i) the Indemnified Party receives notice from the Indemnifying Party that it will defend the Claim or, as permitted, assign such defense to a Third Party Indemnitor; and (ii) the Indemnifying Party assumes or so assigns such defense, the Indemnified Party may, at any time after notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable costs of the Indemnified Party actually incurred arising out of or relating to that defense and any such settlement, compromise, or payment.

(h) Following indemnification as provided herein, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters with respect to which indemnification has been furnished.

9.6. Data Errors. Service Provider shall correct and reimburse Prudential for Losses sustained by Prudential as a result of Data Errors as follows:

(a) For each Data Error identified by or for Service Provider, Service Provider shall describe in writing the specific steps Service Provider recommends to correct the Data Error and to mitigate and prevent any potential or actual Losses caused by the Data Error, including those steps Service Provider requests Prudential to take to cooperate with Service Provider to mitigate and prevent the Losses caused by a Data Error. Service Provider shall provide the foregoing information as promptly as practically possible following discovery of any Data Error.

(b) Prudential shall take all Reasonable Remedial Steps to mitigate and prevent any potential or actual DE Amounts and to the extent Prudential reasonably incurs out of pocket expenses in taking Reasonable Remedial Steps, such expenses shall count towards the DE Amount. To the extent Prudential fails to take such Reasonable Remedial Steps, Prudential's right to recover DE Amounts from Service Provider shall be reduced. Service Provider shall cooperate with Prudential in taking such Reasonable Remedial Steps to mitigate and prevent DE Amounts.

(c) Service Provider shall, in consultation with Prudential, take Reasonable Remedial Steps to mitigate and prevent the Losses caused by a Data Error. Prudential shall cooperate with Service Provider in taking such Reasonable Remedial Steps to mitigate and prevent DE Amounts and to the extent Prudential reasonably incurs out of pocket expenses in taking such steps, such expenses shall count towards the DE Amount. Service Provider shall not take any actions which (i) are not Reasonable Remedial Steps or (ii) with respect to third parties, have not been approved by Prudential in writing. With respect to actions against third parties, to the extent that Prudential does not approve the taking of Reasonable Remedial Steps by Service Provider, such DE Amounts will not be recoverable by Prudential under this Section 9.6. Notwithstanding the foregoing sentence, if the Data Errors are the result of repeated failures of Service Provider to provide the Services in accordance with this Agreement, Prudential shall be entitled to recover all DE Amounts without regard to whether or not Reasonable Remedial Steps may be taken to recover such amounts.

(d) For DE Amounts for which Prudential seeks reimbursement under this Section, subject to the other provisions of this Agreement, Service Provider shall reimburse Prudential the DE Amount in accordance with subsection (e) below. For any DE Amounts for which Service Provider paid Prudential in accordance with this Section and which is subsequently recovered by Prudential, Prudential shall pay such amount to Service Provider within thirty (30) days of such recovery.

(e) Service Provider shall pay Prudential DE Amounts due under this Section within thirty (30) days after Service Provider's receipt of a written claim from Prudential that such DE Amounts are due as reasonably demonstrated by Prudential and subject to Prudential complying with the other provisions of this Section. Alternatively, at Prudential's option, Prudential may offset the amount Prudential is entitled to receive under this Section against any other amount due to Service Provider under this Agreement.

10. DISCLAIMERS, LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES

10.1. Disclaimer of Implied Warranties. **THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN ONE OR MORE ENGAGEMENT SCHEDULES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED,**

INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE.

10.2. Certain Damages Excluded. **SUBJECT TO SECTIONS 10.4 AND 10.5, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING LOST PROFITS OR LOSS OF GOODWILL, OR EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES ON ANY CLAIM OR DEMAND AGAINST IT BY ANOTHER PARTY ITS AFFILIATES OR ANY OTHER PERSONS, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, AND STRICT LIABILITY IN TORT) OR OTHERWISE, EVEN IF, AND WHETHER OR NOT, SUCH PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.**

10.3. Limitation on Liability. **SUBJECT TO SECTIONS 10.4, 10.5 AND 10.6 BELOW, THE TOTAL AGGREGATE LIABILITY OF SERVICE PROVIDER AND ITS AFFILIATES TO PRUDENTIAL ITS AFFILIATES AND OTHER PERSONS, AND OF PRUDENTIAL AND ITS AFFILIATES TO SERVICE PROVIDER, ITS AFFILIATES AND OTHER PERSONS IN RESPECT OF ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ALL ENGAGEMENT SCHEDULES AND STATEMENTS OF WORK, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) OR OTHERWISE, DURING THE TERM AND AFTER THE TERM, SHALL IN NO EVENT EXCEED THE FEES AND CHARGES PAID OR PAYABLE FOR THE SERVICES DURING THE ONE (1) YEAR IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO A CLAIM (OR IF THE EVENT GIVING RISE TO THE LIABILITY OCCURS DURING THE FIRST YEAR OF THE TERM OF THE ENGAGEMENT SCHEDULE, THE FEES PAID AND/OR TO BE PAID BY PRUDENTIAL DURING SUCH FIRST YEAR, OR, IF THE EVENT GIVING RISE TO THE LIABILITY OCCURS AFTER THE END OF THE TERM OF THE ENGAGEMENT SCHEDULE, THEN THE FEES AND CHARGES PAID DURING THE LAST ONE (1) FULL YEAR DURING WHICH THE ENGAGEMENT SCHEDULE WAS EFFECTIVE). SUCH SUMS SHALL ONLY BE AVAILABLE ONCE TO PAY ANY AND ALL SUCH CLAIMS. PAYMENTS MADE SHALL BE DEEMED MADE OUT OF SUCH AMOUNTS DRAWING FROM ONE YEAR PRIOR TO THE EVENT GIVING RISE TO THE CLAIM MOVING FORWARD TO SUCH EVENT.**

10.4. Exceptions. Notwithstanding Sections 10.2 and 10.3, no limitation on liability or exclusion of damages shall apply with respect to:

(a) Losses suffered by the gross negligence, fraud or willful misconduct of the other Party, including any claim brought under Section 9.1(b) or under Section 9.2(b);

(b) Losses suffered by reason of personal injury or damage to tangible personal property, including any claim brought under Section 9.4;

(c) claims for reimbursement for DE Amounts under Section 9.6 above; or

(d) any claim brought under Section 9.3(a) or under Section 9.3(b).

10.5. Additional Limited Exceptions. In addition to the exceptions in Section 10.4 above, the exclusion of damages in Section 10.2 above and the limitation of damages in Section 10.3 above shall not apply to:

(a) any claim brought under Section 9.1(a) or 9.1(c), but the aggregate liability for all such claims under Section 9.1(a) and 9.1(c) shall in no event exceed, when combined with all other claims referenced in this Section 10.5, sixty (60) times the Monthly Average Payment Amount as of the date the Claims Notice is provided pursuant to Section 9.5(a) above;

(b) any claim brought under Section 9.2(c), but the aggregate liability for all such claims under Section 9.2(c), shall in no event exceed, when combined with all other claims referenced in this Section 10.5, sixty (60) times the Monthly Average Payment Amount as of the date the Claims Notice is provided pursuant to Section 9.5(a) above; or

(c) any claim brought under Section 9.2(d), but the aggregate liability for all such claims under Section 9.2(d) shall in no event exceed, when combined with all other claims referenced in this Section 10.5, sixty (60) times the Monthly Average Payment Amount as of the date the Claims Notice is provided pursuant to Section 9.5(a) above.

10.6. Items Not Considered Damages. The following shall not be considered damages subject to, and shall not be counted toward the liability exclusion or cap specified in Sections 10.3, 10.4 and 10.5:

(a) Amounts properly withheld by Prudential in accordance with this Agreement due either to incorrect charges by Service Provider or non-conforming Services;

(b) Invoiced Fees and other amounts that are due and owing to Service Provider under this Agreement;

(c) Service Level Credits, as defined in one or more Engagement Schedules; or

(d) If applicable, Net Losses in connection with Variances, as those terms may be defined in one or more Engagement Schedules.

10.7. Remedial Steps Taken to Cure a Breach. The costs incurred by Service Provider for Services rendered by its employees to cure non-conforming Services shall not count towards the limitation in Section 10.3 above.

11. OTHER RIGHTS AND OBLIGATIONS.

11.1. Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer. Prudential is not responsible for payment of workers' compensation, disability benefits or unemployment insurance, nor is Prudential responsible for withholding or paying employment related taxes for Service Provider or any of its employees.

11.2. Subcontracting.

(a) Service Provider will not subcontract any Restricted Activities without the prior written consent of Prudential. Service Provider will not subcontract to a Prudential Competitor in any event. Prudential's consent under this Section is not required with respect to Service Provider's Affiliates.

(b) Prior to entering into any subcontract in respect of Restricted Activities, Service Provider will notify Prudential of the proposed subcontract and will obtain Prudential's consent of such proposed subcontractor. Permitted Subcontractors who will perform Restricted Activities as of the Effective Date are listed in Exhibit 4. Prudential consents to such listed Permitted Subcontractors performing the Restricted Activities.

(c) Prudential may revoke its approval of a Permitted Subcontractor if Service Provider breaches the Services then provided by such Permitted Subcontractor by providing notice of such breach and the details describing such breach and Prudential and Service Provider have been unable to reach a mutually acceptable alternative resolution within a reasonable period of time following the date upon which Prudential notified Service Provider of its concerns. Following such notice and such impasse, Service Provider shall have a reasonable period of time (but not more than 30 days) to replace such subcontractor. Any revocation of the approval of a Permitted Subcontractor pursuant to this Section will not excuse Service Provider from providing the Services in accordance with the terms of the applicable Engagement Schedule.

(d) No subcontracting will release Service Provider from its responsibility for its obligations under this Agreement or any Engagement Schedule. Service Provider will be Prudential's sole point of contact with respect to the Services.

(e) With respect to any Services performed by a Permitted Subcontractor, Service Provider hereby assumes all liability and responsibility for such subcontractors' compliance with and breach of the terms of this Agreement and Engagement Schedules, and for all acts and omissions of such subcontractors.

(f) For those third parties providing services which give rise to Pass Through Expenses for a given Engagement Schedule, Service Provider shall: (i) use commercially reasonable efforts to negotiate favorable terms and conditions in the contract with such suppliers; and (ii) consult with Prudential with respect to the source of such services and the commercial terms and conditions.

(g) Service Provider shall advise Prudential of Service Provider's retention of any Permitted Subcontractor for whom Service Provider is not otherwise obligated to obtain Prudential's consent. Service Provider shall advise Prudential reasonably soon after Service Provider has retained such Permitted Subcontractor.

11.3. Service Locations.

(a) Notwithstanding any consent that Prudential may have provided to Service Provider to subcontract all or a portion of Services, under no circumstances will Service Provider perform or cause to be performed, directly, indirectly or by agents or subcontractors, any Restricted Activities outside of the continental United States of America unless it obtains the prior written consent of Prudential with respect to performance of the Services from such location.

(b) Regardless of whether Prudential's consent is or is not required and regardless of whether it did consent to Service Provider changing a Service Provider Service Location, Service Provider, and not Prudential, shall bear the costs of such change in Service Provider Service Location.

(c) Notwithstanding any consent that Prudential may have provided to Service Provider to subcontract all or a portion of any Restricted Activities, Service Provider may not change the location from where such Restricted Activities are being performed from an on-shore location to an off-shore location or from an off-shore location to a different off-shore location, unless it obtains the prior written consent of Prudential with respect to such change in location.

11.4. Security. Service Provider and Service Provider Personnel will not (i) tamper with Prudential Software used to access Prudential Information, or (ii) compromise or circumvent any Prudential Policies. Each of the Service Provider Personnel who is to be provided with access to Prudential's Information will be obligated to comply with the confidentiality provisions set forth in Article 6 and the Security Regulations contained in Exhibit 3. Service Provider will ensure that only those users who are specifically authorized to gain access to Prudential Software gain such access. If at any time Prudential or Service Provider determines that any of their respective employees, agents, contractors or representatives has sought to circumvent or has circumvented any Prudential Policies, or that an unauthorized person has accessed or may access Prudential Information, or any person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of Prudential Information, Service Provider will immediately terminate any such person's access to the Prudential Information and immediately notify Prudential. If Prudential reasonably determines that any of its or Service Provider's employees, agents or representatives has circumvented or attempted to

circumvent any Prudential Policies, Prudential may immediately terminate such person's access to the Prudential Information and will immediately advise Service Provider.

11.5. Prudential Policies. Service Provider will comply, and will require Service Provider Personnel to comply, with any and all Prudential policies, procedures and standards, including Prudential's travel and expense policies, privacy and information security policies, Prudential's security procedures applicable to persons performing Services on Prudential's premises, and Prudential's Policies for Service Providers found at http://www.prudential.com/prudentialvendorpolicies as of the Effective Date (collectively, the "Prudential Policies"), all of which Prudential may update or revise from time to time; provided, however, changes to any Prudential Policies that require Service Provider to Change the Services will be handled in accordance with the Change Procedures. Service Provider agrees to comply, and to cause each of its employees to comply with, any and all Prudential Policies. Service Provider will, and will cause each of its employees to, comply with, any and all Prudential Policies.

11.6. Foreign Corrupt Practices Act.

(a) Service Provider covenants that it will not, directly or indirectly, in connection with this Agreement and the business resulting herefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any foreign government official or to any other person or commercial entity, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a non-U.S. government official which in either case is prohibited by the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq), for the purpose of inducing such non-U.S. government official to use his or her influence with any non-U.S. Governmental Authority to affect or influence any act or decision of such non-U.S. Governmental Authority, in order to assist Prudential in obtaining or retaining business for or with, or directing business to, any third party. Service Provider further covenants that it will use commercially reasonable efforts to obtain from each Permitted Subcontractor, agent or other representative authorized by Service Provider to perform any Services outside the United States to provide a certificate in a form substantially similar to the form attached as Exhibit 6 (Certificate).

(b) Service Provider further agrees: (i) to immediately notify Prudential in writing if subsequent developments cause the certificate referred to below to be inaccurate or incomplete, and (ii) that simultaneously with its execution of this Agreement, Service Provider will provide a written certification in a form substantially similar to the form of Exhibit 6 attached hereto.

(c) The term government official includes any official, employee, representative, or member of a committee or board of a non-U.S. government, agency, state-owned enterprise or political party, or public international organization and anyone who is a candidate for a foreign political office. "Public international organization"

includes the United Nations, International Monetary Fund, World Bank and other international agencies and organizations.

12. <u>DISPUTE RESOLUTION</u>.

12.1. <u>Informal Dispute Resolution</u>. Prior to the initiation of any formal dispute resolution procedures, the Parties shall first attempt to resolve any dispute with respect to this Agreement or an Engagement Schedule as follows:

(a) Upon the request of a Party, each Party to any such dispute shall promptly vest a designated senior management level representative who does not devote substantially all of his or her time to this Agreement or the applicable Engagement Schedule with authority to settle the dispute. Such representatives shall meet one or more times, as they deem necessary or advisable, and attempt in good faith to resolve the dispute. The meeting(s) will be held reasonably promptly after the request therefore is furnished at an agreed location or via conference call. If the designated representatives cannot resolve the matter within thirty (30) Business Days after the request for attempt at informal resolution pursuant to this Section is furnished by the requesting Party to the receiving Party, or for such longer period upon which the Parties respective representatives may agree in writing to continue to attempt to resolve the dispute informally, then either Party may elect to submit the dispute for resolution in accordance with the formal dispute resolution procedure specified below.

(b) During the negotiations, all reasonable requests made by one Party to the other for non-privileged information reasonably related to the dispute shall be promptly honored. Any information, discussions, or offers exchanged between the Parties shall be privileged, confidential, and without prejudice to a Party's legal position in any formal proceedings. All such information, discussions, and offers will be considered settlement discussions and inadmissible in any subsequent proceedings.

(c) This Section shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period or to seek an injunction or any other equitable remedy.

12.2. <u>Formal Dispute Resolution</u>. In the event that the Parties are unable to resolve a dispute under the provisions set forth herein, either Party may institute such actions as may be permitted at law or in equity.

12.3. <u>Continued Performance</u>. Subject Prudential's compliance with <u>Sections 12.4 and 16.1(d)</u>, pending the resolution of a good faith dispute between Prudential, on the one hand, and Service Provider, on the other hand, under this Agreement or an Engagement Schedule, Service Provider and Prudential shall continue to perform hereunder and under any Engagement Schedule.

12.4. Payment Dispute. All amounts invoiced by Service Provider and disputed by Prudential shall be governed by the following:

(a) If in connection with any such dispute, Prudential in good faith believes it is entitled to withhold payment from Service Provider, Prudential shall promptly, but in no event no later than forty-five (45) days from receipt of the invoice that is the basis of the disputed amount, notify Service Provider in writing of the amount in dispute and provide a detailed basis of such dispute.

(b) If the aggregate amount in dispute is more than $100,000.00 ("Threshold Amount") and the Parties have been unable to resolve the dispute within sixty (60) days from the date of the invoice, Prudential shall, upon written request by Service Provider, deposit the entire disputed amount in an interest-bearing escrow account with the JPMorgan Chase & Co., or its successor, on terms and conditions customarily required by such bank for monetary escrow arrangements, with the release conditions being either: (i) joint written instructions from Prudential and Service Provider; or (ii) by order of a court of competent jurisdiction over the Parties. Prudential shall furnish to Service Provider evidence of such deposit within thirty (30) days of request by Service Provider as stated above. Prudential shall pay Service Provider all undisputed amounts.

(c) The Parties shall escalate the resolution of any such dispute within thirty (30) days of either the deposit of the funds into the escrow account or the initial withholding as stated above. Upon resolution of the dispute, the funds held in escrow shall be released in accordance with the final resolution. For as long as Prudential pays Service Provider undisputed amounts on a timely basis and either pays Service Provider the disputed amounts under a reservation of rights or deposits such amounts required to be deposited with the escrow agent as described in (b) above during the pendency of such dispute, as applicable, Service Provider shall continue to provide the Services.

(d) Disputed amounts paid or received in accordance with this Section shall not prejudice either Party in connection with the payment dispute.

13. TERM AND TERMINATION.

13.1. Term. This Agreement is effective as of the Effective Date and will continue in full force and effect until terminated in accordance with its terms (the "Term").

13.2. Termination by Prudential. At any time during the Term, Prudential may terminate this Agreement and/or any Engagement Schedule, in accordance with the following provisions:

(a) Termination for Cause. Prudential may terminate this Agreement and all Engagement Schedule(s) at any time during the Term or Termination Assistance Period if Service Provider breaches any of the terms of this Agreement and such breach is not cured within thirty (30) days after written notice thereof to Service

Provider. Prudential may terminate an Engagement Schedule at any time during the Term or Termination Assistance Period if Service Provider breaches any of the terms of such Engagement Schedule and such breach is not cured within thirty (30) days after written notice thereof to Service Provider. Prudential may terminate one or more Engagement Schedules with respect to some but not all of the Services to which Service Provider's breach directly relates, and such breach is not cured within thirty (30) days after written notice thereof to Service Provider. If after Prudential has provided the notice of breach above Service Provider has not cured the specified breach in all material respects within the time specified and Prudential seeks to terminate as permitted above, Prudential shall provide Service Provider thirty (30) days notice of termination. If Prudential delivers notice terminating specific Services of one or more Engagement Schedules it shall not thereafter be entitled to terminate the Engagement Schedule(s) with respect to the continuing Services or this Agreement as a whole as a result of the same events. Prudential shall provide notice of termination under this Section within twelve (12) months after the date upon which Prudential sent the notice of breach for which Prudential is exercising such right to terminate.

(b) Termination Without Cause. Prudential may terminate this Agreement and all Engagement Schedules in its sole discretion upon six (6) months prior written notice to Service Provider and upon payment of the "Early Termination Fee(s)," if any, set forth in the applicable Engagement Schedules. Prudential may terminate any Engagement Schedule in its sole discretion as provided in the applicable Engagement Schedule. The terms of payment of any Early Termination Fee(s) shall be as set forth in the applicable Engagement Schedule. If there are no Engagement Schedules in effect, Prudential may terminate this Agreement at any time upon ten (10) days notice to Service Provider.

(c) Termination for Change in Control of Service Provider. Prudential may terminate this Agreement and all Engagement Schedules in the event of a Change in Control of Service Provider that results in Service Provider being Controlled by a Person: (i) who is a Prudential Competitor; (ii) with whom, or is an Affiliate of a Person with whom, Prudential and/or any of its Affiliates have a material (looking at Prudential and its Affiliates as a whole) dispute; or (iii) posing a material increase in performance or reputational risk for Prudential. Termination under this Section 13.2(c) will be effective on the date specified in Prudential's notice of termination, which date will be at least ninety (90) days after the date of Prudential's notice. Prudential must send such notice of termination within one (1) year of the effective date of such Change in Control of Service Provider.

(d) Partial Termination Process. If Prudential terminates less than the entire Agreement pursuant to Section 13.2(a) above:

(i) The parties will negotiate the appropriate amendment to each affected Engagement Schedule to remove from each such affected Engagement Schedule the affected Services, adjust the fees and charges to reflect the

revised scope of Services to be performed, reduce the scope of Services provided under each affected Engagement Schedule, revise any affected Service Levels, including revising the scope of Service Levels to reflect the revised responsibilities of Service Provider, and make all other reasonable and equitable revisions to each Party's rights and duties to reflect the change in scope and nature of Services to be performed by Service Provider. Until the Parties agree in writing in accordance with the Change Procedures for such adjustments, Service Provider shall invoice the amount reasonably adjusted by Service Provider to reflect the changes in the Services to be performed and Prudential shall pay all such amounts. To the extent there is any dispute regarding how the adjusted amount was determined and invoiced by Service Provider, the provisions of Section 12.4 shall govern.

(ii) Pending execution of a mutually agreed upon amendment as contemplated above, with effect from the date the specific Services are terminated pursuant to Section 13.2(a), Service Provider shall not be liable for failure to meet the Service Levels for the terminated Services or any other Services the performance of which is affected by the termination of the terminated Services, or for any other breach of this Agreement to the extent directly caused by the termination of the terminated Services. Service Provider shall notify Prudential of which Services and/or Service Levels are affected by the termination of the Terminated Services as promptly as practicable after receipt of Prudential's notice of termination.

13.3. Termination for Insolvency. Subject to Applicable Law, either Party may terminate this Agreement and all Engagement Schedules in the event of Insolvency of the other Party by providing sixty (60) days written notice and such Insolvency is not cured within sixty (60) days after written notice thereof.

13.4. Termination by Service Provider. Service Provider may terminate the affected Engagement Schedule if Prudential fails to pay undisputed amounts due thereunder combined with a failure to comply with the payment dispute provisions of Section 12.4 of this Agreement with respect to all disputed amounts and does not cure such breach in all material respects within sixty (60) days of receipt of Service Provider's notice. Service Provider may terminate this Agreement if Prudential breaches Article 5 or 6 of this Agreement and does not cure such breach in all material respects within thirty (30) of receipt of Service Provider's notice. If after Service Provider has provided the notice of breach above Prudential has not cured the specified breach in all material respects within the time specified above and Service Provider seeks to terminate as permitted above, Service Provider shall provide to Prudential sixty (60) days notice of termination. Service Provider must provide notice of intent to terminate under this Section within one (1) year of discovery of the occurrence of the event giving rise to the right to terminate hereunder.

13.5. Termination Pursuant to an Engagement Schedule. In addition to the termination rights in this Article, either Party may terminate an Engagement Schedule at any time during

the Term or Termination Assistance Period as may be expressly stated in such Engagement Schedule.

14. INSURANCE.

14.1. Required Insurance. Service Provider will obtain from a company or companies having a current A.M. Best Rating of A- VIII or better, and maintain in force during the Term and for not less than two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

TYPE OF COVERAGE	REQUIRED AMOUNT
Workers Compensation	Statutory Limits
Employer's Liability (Bodily injury by disease per (person, by accident policy limit, by disease policy limit)	$1,000,000
Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property damage Personal Injury and Advertising Liability, Completed Operation and Products coverage	$1,000,000 combined single limit/General Aggregate $2,000,000
Medical Payments	$5,000 per person
Comprehensive Auto Liability including Owned, Non-owned and Hired Motor Vehicles coverage which are operated on behalf of Service Provider pursuant to Service Provider's activities hereunder	$1,000,000 combined single limit
Umbrella/Excess Liability on a following form basis	$20,000,000 each occurrence/general aggregate
Professional Liability	$10,000,000 each occurrence/general aggregate
Blanket Fidelity Bond	Minimum amount $10,000,000

14.2. Evidence of Coverage. Where applicable, the above policies will name Prudential and/or the applicable Prudential Organization as additional insureds. Service Provider will, upon request, provide Prudential with a Certificate or Certificates of Insurance evidencing that the above insurance requirements have been satisfied and specifying that

Prudential will receive a minimum 30-day written advance notice of any cancellation of or reduction in coverage.

15. FORCE MAJEURE

15.1. Force Majeure Event. If and to the extent that a Party's performance of any of its obligations pursuant to an Engagement Schedule is prevented, hindered or delayed directly or indirectly by the other Party or its agents (except to the extent such Party or agents are acting in accordance with the other Party's specific instructions), or fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such Party (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed Party, then the non-performing, hindered or delayed Party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use efforts consistent with industry standards and practices to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other Party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event will not excuse, limit or otherwise affect Service Provider's obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Engagement Schedule

15.2. No Payment for Unperformed Services. If Service Provider fails to provide any Services in accordance with the applicable Engagement Schedule as a result of a Force Majeure Event, Prudential will not be responsible for the payment of fees relating to the Services that Service Provider fails to provide.

15.3. No Re-deployment of Resources. In no event will Service Provider re-deploy or reassign any Service Provider Key Employee (as identified and defined in an applicable Engagement Schedule) to any other Service Provider account in the event of a disaster without the prior consent of Prudential.

16. TERMINATION ASSISTANCE

16.1. Termination Assistance Services. The following applies with respect to Services under each Engagement Schedule, unless set forth otherwise in the applicable Engagement Schedule:

(a) Notices. At least ninety (90) days before expiration of the Term of this Agreement or an Engagement Schedule, or in the case of a termination of this Agreement or one or more Engagement Schedules for any reason other than as described in Section 16.1(j) below, with Prudential's notice of termination,

Prudential may request Service Provider to provide Termination Assistance Services. Unless otherwise specified in writing by Prudential, the Termination Assistance Period shall commence on the date such notice is received by Service Provider and shall continue for twenty-four (24) consecutive calendar months thereafter. At any time during the Termination Assistance Period, Prudential may terminate all remaining Services by providing sixty (60) days written notice.

(b) Fees During Termination Assistance Period. All Services performed during the Termination Assistance Period shall be performed at the rates then in effect under the applicable Engagement Schedule. To the extent Service Provider is entitled to receive any minimum fees under an Engagement Schedule for the Designated Services, Prudential's obligation to pay such minimum fees shall continue for the duration of the performance of the Designated Services.

(c) Nature of the Services Provided During Termination Assistance Period. Service Provider shall not be obligated to perform Designated Services beyond the Term stated in the applicable Engagement Schedule, as such Term may be extended in accordance with this Agreement. Subject to the preceding sentence, in addition to providing such Designated Services, Service Provider shall continue to perform during the Termination Assistance Period such Designated Services on the same terms and conditions then in effect, except as the Parties may agree in accordance with the Change Procedures as part of the Termination Assistance Services. Services above and beyond Designated Services shall be provided as the Termination Assistance Services for which Prudential shall pay Service Provider at the time and materials rates set forth in the applicable Engagement Schedule.

(d) Right to Hire. If Prudential terminates this Agreement pursuant to Sections 13.2(a) and (c), 13.3 or 13.5, upon Prudential's written request, Service Provider will provide Prudential with reasonable access to its Key Employees dedicated exclusively to performing Services for Prudential and information related to Permitted Subcontractors as Prudential may reasonably request so that Prudential may extend offers of engagement to such persons. For any such person hired by Prudential, Service Provider shall waive any prohibitions in any employment or other agreements with such persons that may restrict such individuals from accepting such offers from Prudential. The foregoing shall not obligate Service Provider to release such persons from any confidentiality obligations or restrictive covenants for the benefit of any third party, if any. Service Provider will cooperate with Prudential to identify whether any such persons are bound to any restrictive covenants for the benefit of any third parties, other than confidentiality obligations.

(e) Termination Assistance. Service Provider will, upon the request of Prudential during the Termination Assistance Period, meet with Prudential personnel to (i) explain how the Services are provided, and (ii) provide training and the Operating Guidelines and the other materials in accordance with Section 5.5 above, all as may be reasonably necessary and requested by Prudential for Prudential to

transition to a replacement provider of such Services. Service Provider shall not be obligated to provide Prudential with any other Service Provider Materials.

(f) Data Extracts. Service Provider will, upon written request of Prudential during the Termination Assistance Period, provide Prudential with an extract of all data relating to the Contracts, including, Contract Accounting Books and Records, which are then retained by Service Provider in non-proprietary form and format as may be requested by Prudential.

(g) Other Books and Records. Service Provider will, upon the request of Prudential during the Termination Assistance Period, make available all Contract Accounting Books and Records created for Prudential in the course of performing the Services in the form and format retained by Service Provider, including, without limitation, tendering to Prudential, by assigning related agreements or by providing reasonable access to Prudential, the physical copies of records which may be retained in one or more off-site storage locations. Such access provided by Service Provider shall include access to and use of appropriate retrieval tools, such as indices of how and where the books and records are archived, to the extent available to Service Provider.

(h) Further Cooperation. Until the End Date, Service Provider will promptly (i) answer questions from Prudential or Prudential's Agents regarding the Services, and (ii) deliver to Prudential any remaining reports and documentation still in Service Provider's possession.

(i) Obligation to Provide. Subject to Prudential's compliance with the payment obligations in Section 16.1(b) above and Section 16(j) below, Service Provider will provide the Termination Assistance Services regardless of the reason for expiration or termination of the applicable Engagement Schedule. Notwithstanding the foregoing, to the extent Prudential has (1) Materially Breached (as hereinafter defined) its obligations under Articles 5 or 6, (2) such breach is capable of being cured, and (3) Prudential fails to take appropriate corrective actions to cure such breach after notice from Service Provider, Service Provider shall not be obligated to provide the Termination Assistance Services impacted by such material breach. For purposes of this subsection (i), a Material Breach of Article 5 or 6 means a breach that would: (a) endanger the trade secret status or confidentiality status of Service Provider Materials; or (b) cause Service Provider to breach or remain in breach of its contractual obligations or statutory duties to one or more third parties in connection with the Service Provider Materials which are the subject of such breach by Prudential. Notwithstanding the foregoing, nothing herein shall limit Service Provider from pursing injunctive relief as a result of a material breach by Prudential of its obligations under Article 5 or 6.

(j) Termination by Service Provider. The following shall govern if Service Provider terminates this Agreement or an Engagement Schedule in accordance with Sections 13.3, 13.4 or 13.5:

(i) Within thirty (30) days from receipt of Service Provider's notice of termination, Prudential may request Service Provider to provide Termination Assistance Services for up to twenty-four (24) months from the effective date of termination specified in Service Provider's notice of termination. At any time during the Termination Assistance Period, Prudential may terminate all remaining Services by providing sixty (60) days written notice.

(ii) If the basis for termination is Prudential's failure to pay any undisputed amounts to Service Provider in accordance with the terms of the Agreement or failure to comply with Section 12.4 with respect to disputed amounts, Prudential must pay Service Provider all amounts due to Service Provider, plus one (1) month of estimated (as determined in good faith by Service Provider) fees and charges and Pass Through Expenses (or, if a shorter period of extension is specified, estimated fees, charges, and Pass Through Expenses in respect of the period by which the Agreement or applicable Engagement Schedule is to be extended).

(iii) Service Provider's obligation to continue performing any Services shall be conditioned on Prudential paying, in advance, the full amount reasonably estimated by Service Provider for the following calendar month. Such first payment to Service Provider must be delivered to Service Provider not less than thirty (30) days from receipt of Service Provider's notice of termination. Prudential must thereafter continue diligently to cure (if the basis for the termination is curable) and otherwise to perform under the Agreement and/or Engagement Schedule(s) and, if the basis for termination is Prudential's failure to pay any undisputed amounts to Service Provider in accordance with the terms of the Agreement, shall be required to pay estimated fees, charges, and Pass Through Expenses to Service Provider for the Services in advance as Service Provider shall reasonably determine and invoice.

(iv) Notwithstanding the foregoing, to the extent Prudential has (1) Materially Breached (as defined in Section 16.1(i)) its obligations under Articles 5 or 6, (2) such breach is capable of being cured, and (3) Prudential fails to take appropriate corrective actions to cure such breach after notice from Service Provider, Service Provider shall not be obligated to provide the Termination Assistance Services impacted by such material breach. Notwithstanding the foregoing, nothing herein shall limit Service Provider from pursing injunctive relief as a result of a material breach by Prudential of its obligations under Article 5 or 6.

16.2. Exit Rights. If Prudential terminates this Agreement by reason of Service Provider's Insolvency pursuant to Section 13.3 hereof, Prudential shall have the following rights:

(a) Service Provider does hereby grant to Prudential a non-exclusive, non-assignable, license to use the Service Provider Software specific to performing the

Designated Services, as defined in the applicable Engagement Schedule which Service Provider owns or has a license to use with the right to sublicense. The foregoing license shall be for two years following termination of this Agreement as result of Service Provider's Insolvency. Prudential's license to such Service Provider Software shall be limited to performing for itself such Designated Services with respect to those Contracts for which Service Provider is performing such Designated Services at the time of Service Provider's Insolvency. The license granted herein shall remain subject to the provisions of Articles 5 and 6.

(b) If such Service Provider Software is software to which Service Provider has only a license, the license created by this Section shall not extend beyond the remaining term of the applicable license held by Service Provider. To the extent Service Provider either owns or has the right to the source code for an element of such Service Provider Software, the license granted in subsection (a) above includes the source code. Such license is intended by the Parties to fall within the scope of Section 365(n) of the United States Bankruptcy Code (Title 11 of U S Code).

(c) As to the Service Provider Software for which Service Provider does not own or have a license with right to sublicense (including without limitation third party tools such as compilers and utilities used by Service Provider in connection therewith), a list of such software (the "Other Software List") will be maintained in escrow pursuant to Section 16.2(f) below.

(d) As to the Service Provider Software which is known as the "Navisys Home Office Administration System", Service Provider shall use commercially reasonable efforts (excluding the payment of additional license fees) to assist Prudential in obtaining from Navisys in the name of Prudential the right for Prudential to be able to use the version of such Service Provider Software then used by Service Provider for no less than one year following termination of this Agreement as a result of Service Provider's Insolvency for Prudential to perform for itself such Designated Services with respect to those Contracts for which Service Provider is performing such Designated Services at the time of Service Provider's Insolvency.

(e) In connection with such use of the Navisys Software, Prudential, and not Service Provider, shall be responsible for any and all obligations under such license.

(f) Service Provider shall maintain in escrow, pursuant to an escrow arrangement sponsored by Service Provider (at Service Provider's expense) with a mutually acceptable escrow agent, and participation or beneficiary agreements consistent herewith signed by Prudential, no later than the date on which Contracts are being administered by Service Provider, the Other Software List, and a copy, as described in the next sentence, of the Software as to which Service Provider owns or has a license to use with right of sublicense, in the form used by Service Provider from time to time to provide Services, and the source code from which such executable copy was compiled (except with respect to any third-party

Software for which Service Provider does not have source code). The escrow shall include Software source code (in the case of Software licensed by Service Provider, to the extent possessed by Service Provider), the Other Software List, the hardware used by Service Provider configurations thereof and any other components and other information that reasonably skilled programmers and other technicians would need to build and utilize the same applications in the same manner as Service Provider in its provision of Services to Prudential. All of the foregoing components (including the object code and the Other Software List) of the escrow shall be updated in escrow on each major release cycle and in any event not less frequently than once every 12 months. Prudential will bear all costs and expenses associated with their participation in the escrow arrangement to be established by Service Provider pursuant to this Section.

16.3. Termination of License to Prudential Software. Upon the End Date, with respect to any terminated or expired Engagement Schedule, any software license rights granted to Service Provider by Prudential in the applicable Engagement Schedule will immediately terminate and Service Provider will promptly (i) deliver to Prudential, at no cost to Prudential, a current copy of all such software, if any, in the form in use as of the End Date, and (ii) comply with the provisions of Section 6.7 with respect to all other copies of all such software in Service Provider's possession.

17. GENERAL.

17.1. No Publicity. Except in the course of performing the Services, Service Provider will not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Prudential in any way, in print or electronic format or on a web or internet site, without the prior written consent of Prudential in each instance.

17.2. No Waiver; Remedies. A Party may not waive a right or remedy except pursuant to a writing executed by such Party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

17.3. Certain Acknowledgments. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and each Engagement Schedule and that any provision contained herein or therein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement and/or Engagement Schedule. **BOTH PARTIES FURTHER ACKNOWLEDGE**

THAT AN AUTHORIZED OFFICIAL OF EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES ON BEHALF OF THE PARTY TO BIND THE PARTY BY ITS TERMS.

17.4. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, such provision is to that extent deemed omitted, and the balance of the Agreement remains in full force if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

17.5. Assignment.

(a) Service Provider will not assign any of its rights, except as otherwise permitted herein, or delegate any performance under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, change of control, operation of law or any other manner, except with the prior written consent of Prudential. Service Provider may assign this Agreement to one of its Affiliates without the consent of Prudential. Any purported assignment by Service Provider of rights or delegation of performance without Prudential's prior written consent is void, and Prudential is entitled to terminate this Agreement effective as of the date Prudential obtains knowledge of the purported assignment or delegation without prejudice to Prudential's claims for damages.

(b) Prudential may assign this Agreement in whole or in part and/or any of its rights, licenses, duties and/or obligations hereunder, upon written notice to Service Provider and without Service Provider's consent, to any Affiliate of Prudential in connection with a reorganization, demutualization or change of control of Prudential, a business unit, division or line of business. Subject to Service Provider's prior consent, Prudential may assign its rights and obligations under this Agreement to any Person acquiring, directly or indirectly, all or substantially all of Prudential's stock or assets or all or substantially all of the stock or assets of the affected business unit, subsidiary or division.

(c) This Agreement is binding upon the Parties' respective successors and permitted assigns.

17.6. Governing Law. The laws of the State of New York, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

17.7. Forum. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Southern District of New York or, in the state courts of the State of New York if the legal action, suit or proceeding lacks the subject matter jurisdiction to be brought in such District Court, and irrevocably accepts and

submits to the sole and exclusive in personam jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party.

17.8. Waiver of Trial by Jury. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

17.9. Notices.

(a) Each Party will deliver any notices required or desired pursuant to this Agreement in writing. Notices are deemed given (i) if by hand delivery, upon receipt thereof; (ii) if mailed, five (5) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested, or (iii) if sent via overnight courier upon receipt. Prudential will address all notices to the Service Provider at the address indicated on the first page of this Agreement. Service Provider will address all notices to Prudential pursuant to the notice provision contained in the applicable Engagement Schedule. In addition, the following individual will also receive a copy of any and all notices sent to Prudential under this Agreement and Engagement Schedules issues hereunder: Roy A. Shulman, Chief Legal Officer, Operations and Systems, The Prudential Insurance Company of America, 80 Livingston Avenue, Roseland, New Jersey 07068. Either Party may change its address by giving written notice to the other Party in accordance with the terms of this paragraph.

(b) The Parties acknowledge that only certain individuals are authorized to act on their behalf and on behalf of one or more of their respective Affiliates. Prudential shall notify Service Provider of the name and title of each officer of Prudential, as well as the name and title of each individual to act on behalf of each Prudential Designee, and the limitations on each such individual's authority, to act on behalf of Prudential. Service Provider shall notify Prudential, on behalf of Service Provider and each relevant Affiliate of Service Provider, the name and title of each authorized representative of Service Provider and its Affiliates and the limitations on each such individual's authority to act on behalf of Service Provider.

17.10. Survival. All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, audit rights, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

17.11. EEO Requirements. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement.

17.12. Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (i) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party's employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees; (ii) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (iii) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (iv) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual's annual base salary or $125,000.00, whichever is less.

17.13. Services Provided Prior to Effective Date. All services provided by Service Provider which were rendered prior to the Effective Date (including services provided under the Letter Agreement) in anticipation of the parties executing this Agreement shall be governed solely by this Agreement.

17.14. Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

17.15. Further Assurances. At the reasonable request by either Party and at the requesting Party's expense, the other Party will execute and deliver to the requesting Party such additional instruments, documents, or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby.

17.16. Headings. The section headings are used in this Agreement for reference and convenience only and do not affect this Agreement's construction or interpretation.

17.17. Governing Order; Subsequent Modifications.

(a) In the event of a conflict between:

(i) this Agreement and any Exhibit to this Agreement, the terms of this Agreement shall prevail;

(ii) this Agreement and an Engagement Schedule, the terms of this Agreement shall prevail;

(iii) this Agreement, an Engagement Schedule and an Attachment to an Engagement Schedule, this Agreement will prevail (as between the Engagement Schedule and any Attachment to the Engagement Schedule, the Attachment will prevail specifically and only with respect to the additional or different terms that are included in such Attachment); and

(iv) this Agreement, an Engagement Schedule, an Attachment to an Engagement Schedule and the Operating Guidelines, this Agreement will prevail.

(b) No amendment, alteration or modification of this Agreement is effective or binding unless it is set forth in a writing signed by duly authorized representatives of both Parties.

17.18. Exhibits. All exhibits, schedules, and attachments to this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

17.19. Construction. In this Agreement and the Engagement Schedules, Exhibits and Attachments to this Agreement:

(a) the Engagement Schedules, Exhibits and Attachments to this Agreement are incorporated into and deemed part of this Agreement and all references to this Agreement include the Engagement Schedules, Exhibits and Attachments;

(b) references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

(c) references to and mentions of the word "including" or "include" or the phrase "e.g." will mean "including, without limitation" or "include, without limitation;"

(d) unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding," (ii) the word "dollar" and the symbol "$" refer to United States Dollars, and (iii) the word "day" means calendar day unless otherwise specified; and

(e) unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed or denied and each Party shall make only reasonable requests under this Agreement.

17.20. Counterparts. The Parties may execute this Agreement in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of

which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. Any Party delivering an executed counterpart of this Agreement by facsimile will also deliver a manually executed counterpart of this Agreement as soon as reasonably practicable following transmittal by facsimile, but the failure to do so does not affect the validity, enforceability or binding effect of this Agreement.

17.21. Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person or entity, including without limitation any Governmental Authority, Permitted Subcontractor and Prudential Designee.

17.22. Entire Agreement. This Agreement, together with the exhibits, schedules, attachments and Engagement Schedules, constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements (including the Letter Agreement), understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations and/or agreements between the Parties in connection with the subject matter hereof except as set forth in this Agreement. The Parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each Party, no additional terms or changes to these terms are valid or binding on the Parties, even if such additional terms or changes contain provisions to the contrary. Additionally, the Parties specifically agree that any language or provisions contained on Service Provider's web site, statements of work or other Service documents, or contained in any "shrinkwrap" or "clickwrap" provided with a Work Product is of no force and effect if such language or provisions conflict with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

se², inc.	**The Prudential Insurance Company of America**
By: [signature]	By: [signature] George M. Gannon
Print Name: JAMES R SCHMANK	Print Name: George M. Gannon
Title: VP	Title: Vice President
Date: 1-23-08	Date: 01/23/2008

Approved as to legal form. LAW DEPT. 1/23/08

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT 1

TPA MANDATORY TERMS

This Exhibit 1 shall apply only if, to the extent, and for so long as Service Provider or its successor is subject to state insurance laws applicable to third party administrators.

1. Additional Claims Requirements Applicable to Maine Residents.

1.1. All contributions and premiums received or collected by Service Provider from residents of Maine that Service Provider holds more than 30 days or deposits into an account that is not under the control of Prudential, must be placed in a special fiduciary account, designated as an ATF, which shall be maintained with one or more financial institutions located within Maine and subject to jurisdiction of the courts of Maine Funds belonging to two or more plans may be held in the same ATF, provided Service Provider's records clearly indicate the funds belonging to each plan. Checks drawn on the ATF must indicate on the face of the checks that the checks are drawn on Service Provider's ATF. "ATF" means an administrator trust fund that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, in which contributions and premiums are deposited.

1.2. Service Provider may make the following disbursements from the ATF: (i) contributions and premiums due insurers or other persons providing life, accident and health, or workers' compensation coverage for a plan; (ii) return contributions and premiums to a plan or covered individual; (iii) commissions or administrative fees due to Service Provider under this Agreement; and (iv) transfers into Service Provider's CASA. "CASA" means a claims administration services account that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, from which claims and claims adjustment expenses are disbursed.

1.3. The balance in the ATF shall at all times be the amount deposited plus accrued interest, if any, less authorized disbursements. In the event that the balance is less than the amount deposited plus accrued interest, if any, less authorized disbursements, Service Provider is presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

1.4. Before establishing an ATF that is interest-bearing or income-producing, Service Provider shall disclose the nature of the account to Prudential. Service Provider shall secure written consent and authorization from Prudential for the investment of the money and disposition of the interest of earnings Service Provider shall not make any investment that assumes a risk other than the risk that the obligor might

not pay the principal when due. Service Provider shall not use specialized techniques or strategies that incur additional risks to generate higher returns or to extend maturities. Such techniques include, but are not limited to, the use of financial futures or options, buying on margins and pledging of ATF balances

1.5. Service Provider may place ATF funds in interest-beating or income-producing investments and retain the interest of income on the funds, provided Service Provider obtains the prior written authorization of Prudential. In addition to savings and checking accounts, Service Provider may invest in the following:

(a) Direct obligations of the United States or government agency securities with maturities of not more than one year;

(b) Certificates of deposit, with a maturity of not more than one year, issued by financial institutions insured by the Federal Deposit Insurance Corporation P-1 ("FDIC") or Federal Savings and Loan Insurance Corporation ("FSLIC"), provided any such deposit does not exceed the maximum level of insurance protection provided to certificates of deposit held by those institutions;

(c) Repurchase agreements with financial institutions or government securities dealers recognized as primary dealers by the Federal Reserve System provided:

(i) The value of the repurchase agreement is collateralized with assets that are allowable investments for ATF funds;

(ii) The collateral has a market value, at the time the repurchase agreement is entered into, at least equal to the value of the repurchase agreement; and

(iii) The repurchase agreement does not exceed 30 days.

(d) Commercial paper, provided the commercial paper is rated at least R-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's Corporation; or

(e) Money market funds, provided the money market fund invests exclusively in assets that are allowable investments pursuant to paragraphs (1) to (4) for ATF funds. Each investment transaction must be made in the name of Service Provider's ATF. Service Provider shall maintain evidence of any such investments. Each investment transaction must flow through Service Provider' s ATF.

1.6. Service Provider shall hold in a fiduciary capacity all money that Service Provider receives to pay claims and claim adjustment expenses. All resident and quasi-resident licensees shall place all such money for claims and claim adjustment expenses for residents of Maine, whether received from a plan sponsor, health

care service plan, health maintenance organization or insurer or from Service Provider's ATF, in a special fiduciary account in a financial institution located in Maine. The account must be designated as CASA Funds belonging to two or more plans may be held in the same CASA, provided Service Provider's records clearly indicate the funds belonging to each plan. Checks drawn on the CASA must indicate on the face of the checks that the checks are drawn on Service Provider's CASA.

1.7. No deposit may be made into a CASA and no disbursement may be made from a CASA except for claims and claim adjustment expenses. For each plan for which a CASA is required, the balance in the CASA must at all times be the amount deposited less claims and claims adjustment expenses paid. If the CASA balance is less than that amount, Service Provider shall be presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

1.8. Service Provider shall maintain detailed books and records that reflect all transactions involving the receipt and disbursement of:

(a) Contributions and premiums received on behalf of Prudential; and

(b) Claims and claim adjustment expenses received and paid on behalf of Prudential.

1.9. The detailed preparation, journalizing and posting of books and records required by subsection (h) must be maintained on a timely basis and all journal entries for receipts and disbursements must be supported by evidential matter that must be referenced in the journal entry so that receipts and disbursements may be traced for verification. Service Provider shall prepare and maintain monthly financial institution account reconciliations of any ATF and CASA established by Service Provider. Reconciliation of accounts is timely if accomplished not more than 45 days after the end of the month in which the transaction occurred. The reconciliation must include, at a minimum, the following:

(a) The source and amount of any money received and deposited by Service Provider, and the date of receipt and deposit;

(b) The date each disbursement was made, the person to whom the disbursement was made and a written explanation of any difference between the amount disbursed and the amount billed or authorized; and

(c) A description of the disbursement in sufficient detail to identify the source document substantiating the purpose of the disbursement.

1.10. Failure to accurately maintain the required books and records in a timely manner is deemed to be untrustworthy, hazardous or injurious to participants in the plan or the public and financially irresponsible.

1.11. To the extent that Service Provider administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed health care practitioner, Service Provider must accept the current standardized claim form for professional services approved by the Federal Government and submitted electronically. To the extent that Service Provider administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed hospital, Service Provider must accept the current standardized claim form for professional or facility services, as applicable, approved by the Federal Government and submitted electronically. Service Provider may not be required to accept a claim submitted on a form other than the applicable form specified above and may not be required to accept a claim that is not submitted electronically, except from certain exempt health care practitioners

2. Notice to Regulatory Authorities. To the extent required by Applicable Law, Service Provider shall immediately notify a Governmental Authority of a material change in the ownership or control of Service Provider or another fact or circumstance that affects Service Provider's qualification for licensure as an insurance administrator.

3. Use of Advertising Materials. Service Provider may use only those advertising materials pertaining to the Policies underwritten by a Prudential Designee as have been approved in writing by Prudential in advance of their use.

4. Special Rules for Use of Advertising Materials in Idaho. All insurers shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Service Provider. *Required by Idaho Code §41-905.*

5. Special Rules for Use of Advertising Materials in Georgia. Service Provider shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used in the course of the Service Provider's business in this state, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than 5 years. Service Provider shall file with the Commissioner on or before March 1 in each year, a certification executed by an authorized officer of Service Provider wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Service Provider during the preceding calendar year compiled, or were made to comply in all respects, with the advertising regulations of this state. *Required by Ga. Comp. R & Regs. R. 120-2-49-.13*

6. Premium Taxes in Idaho. To the extent provided under Applicable Law, all charges, fees or premiums collected by Service Provider on behalf of or for Prudential shall be used to establish a premium tax under Applicable Law.

7. Cooperation with Regulatory Authorities. Whenever reasonably required by a Governmental Authority, Service Provider's officers shall be made available to the Governmental Authority to provide information concerning Service Provider's affairs.

8. Nevada. If Service Provider is or is required to be licensed or registered as a third party service provider in Nevada, then, to the extent required by NRS 683A.0877, funds relating to Nevada Contract Holders shall be deposited in an account established and maintained by Prudential on behalf of a Prudential Designee with a financial institution located in Nevada. Prudential and Service Provider shall cooperate with one another in good faith as may reasonably be necessary to comply with such requirement, potentially including establishing a deposit account in Nevada and consenting to Service Provider's establishment of a related lockbox arrangement in Nevada.

9. Special Rules for Alaska Fiduciary Accounts. Service Provider shall comply with all applicable fiduciary account statutes and regulations; a fiduciary account shall be used for all payments on behalf of the insurer; Service Provider may not retain more than 3 months estimated claims payments and allocated loss adjustment expenses. *Required by Alaska Stat. §21.27.650(a)(5).*

10. Special Rules for Termination in Arizona. The Agreement shall include a provision that Prudential shall provide thirty (30) days written notice to Service Provider of the termination or cancellation of the Agreement. The Agreement shall also include a provision that Prudential shall provide 15 days written notice to the director of the Department of Insurance for the State of Arizona of termination or cancellation or any other change in the Agreement. *Required by Ariz. Rev. Stat. Ann. §20-485.01.*

11. Additional Audit Requirements. To the extent required by Applicable Law, if Service Provider provides administrative services on behalf of Prudential with respect to more than one hundred (100) covered individuals who are resident in a state that so requires, then Prudential shall review the operations of Service Provider not less than semi-annually. At least one such review shall be conducted onsite annually.

12. Filing Rules in Idaho. A copy of the Agreement shall be filed with the Director of the Idaho Department of Insurance and shall be subject to disclosure according to chapter 3, title 9, Idaho Code. *Required by Idaho Code §41-902(2).*

13. Contract to Trustee. If a Contract is issued to a trustee, a copy of the trust agreement and any amendments to the trust agreement shall be retained as part of the official records of Service Provider and Prudential for a period of five (5) years after termination of the trust agreement, or for such longer period as may be required by Applicable Law; provided that Service Provider shall not be required to keep such trust agreement more than seven (7) years after the termination of the applicable Engagement Schedule.

14. Effect of Service Provider's Receipt of Payments. The payment to Service Provider of any premiums or charges for insurance or annuity contributions or investments by or on behalf of a Contract Holder shall be deemed to have been received by a Prudential Designee with respect to such Contract Holder, and the payment of return premium, other

consideration, claims or other contract payments or other amounts by Prudential to Service Provider shall not be deemed payment to the Contract Holder or claimant until such payments are received by such Contract Holder or claimant.

15. Fiduciary Accounts. In the event Prudential for any reason requests Service Provider to establish, and Service Provider agrees to and does establish, a fiduciary deposit bank account for Prudential on behalf of a Prudential Designee, such account shall be exclusive to each Prudential Designee and Service Provider shall withdraw funds from such account only for the following purposes: (i) remittance to Prudential of funds to which Prudential is entitled; (ii) deposit in an account maintained in the name of Prudential on behalf of a Prudential Designee; (iii) transfer to and deposit in a claims paying account with claims to be paid as required under Applicable Law and this Engagement Schedule or the Agreement; (iv) payment to a group policyholder for remittance to the insurer entitled to the funds; or (v) remittance of return premiums to the persons entitled to the funds.

16. Form of Payments. All claims, disbursements, or payments paid by Service Provider on behalf of a Prudential shall be paid only on checks, drafts or wire transfers of and as authorized in accordance with the Operating Guidelines.

17. Operation of Accounts. Service Provider shall operate all disbursement accounts in accordance with the Operating Guidelines.

18. Records of Receipts. Service Provider shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the Contract number, name of Contract Holder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.

19. Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the Person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Service Provider shall prepare a written record as to the discrepancy.

20. Monthly Accounting. Service Provider shall render accounts to Prudential detailing all Contract-related transactions and remit all money due to Prudential under this Agreement at least monthly. Service Provider will periodically render an accounting to Prudential detailing all transactions performed by Service Provider pertaining to the business relating to this Agreement. Service Provider shall prepare and maintain monthly financial institution account reconciliations as part of the Contract Accounting Books and Records.

21. Deposits and Bonds; Insurance. Service Provider represents, warrants and covenants to Prudential that, if required by Applicable Law, rule, or regulation to maintain a bond or deposit with a regulatory authority beyond what is described in Section 14.1 of the

Agreement, Service Provider has and shall maintain a bond or deposit in favor of such authority, to be held in trust for the benefit and protection of Service Provider's clients and/or the Contract Holders, or other customers in respect of whose Contracts Service Provider may furnish Services and Brokerage Services.

EXHIBIT 2
FORM OF NONDISCLOSURE AGREEMENT FOR SERVICE PROVIDER PERSONNEL

1. Annually, employees of Service Provider and its Affiliates are required to read and abide by a "Code of Business Conduct and Ethics" located at https://www.securitybenefit.com/Common/AboutSBG/Corp_Gov/Docs/SBC_Code_of_Ethics.pdf

EXHIBIT 3
BASIC EMPLOYEE BACKGROUND INVESTIGATION POLICY REQUIREMENTS AND SECURITY PROCEDURES

BASIC EMPLOYEE BACKGROUND INVESTIGATION POLICY REQUIREMENTS

Prudential's background investigation program serves to authenticate the honesty and integrity of it vendors and their employees having access to Prudential's facilities and systems. The following represents the minimum requirements that Service Provider must meet prior to assigning any employee to perform services for Prudential:

Service Provider will not knowingly assign any employee to Prudential who has failed to disclose or misrepresented any information covered in the course of the Service Provider's background investigation of such employee.

Service Provider will not, without the prior written authorization from Prudential, knowingly assign any person to the performance of Services who has been convicted of, pled guilty or nolo contendere to a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person.

Service Provider shall perform pre-employment screening (background checks) for all employees, non-employee workers, consultants, temporary workers and other persons, such as vendors, hired or engaged after the date of this agreement and who may provide services to or for Prudential. The checks should include as a minimum: (a) Financial history (credit checks, including a credit report from one of the three major credit reporting firms); (b) industry standard drug tests. Service Provider shall apply the Disqualifying Standards as contained in Attachment B to all current and future employees to the extent that disqualifications are encountered in the pre-employment screening process or otherwise come to Service Provider's attention.

VERIFICATION OF IDENTITY

Service Provider must verify each employee's identity in accordance with Federal form I-9 or using current driver's license, a certified copy of the employee's birth certificate, a passport, or through means such as an original social security card, and comparison of applicant's physical characteristics with information furnished by employment, education and other records.

EMPLOYMENT HISTORY

Except as noted below, Service Provider must obtain employment and unemployment history for the past seven (7) years through contacts with previous employers in order to obtain the following information:

- Verification of claimed periods of employment, including military history during the review period.

Service Providers will use its best efforts to verify a seven (7) year employment history record. Best efforts should at least include Service Provider's documented attempts to contact previous employers and obtain verification by telephone, letter or other means. If the employment history check cannot be accomplished for the entire seven (7) year period, Service Provider will provide an explanatory statement of the reason.

EDUCATION HISTORY

Service Provider must verify the highest degree obtained, regardless of date granted. If applicant has higher education, Service Provider will verify by obtaining an official transcript from the educational institution or by performing a verbal validity check.

CRIMINAL HISTORY

Service Provider will conduct a ten (10) year criminal conviction record check, covering all counties of residence and employment during such ten year period. Convictions will not necessarily be a barrier to an employee being assigned to Prudential. Factors, including, but not limited to, full disclosure in the application will be considered. Pursuant to the Violent Crime Control and Law Enforcement Act of 1994, however, individuals who have ever been convicted of a felony involving breach of trust or dishonest will be prohibited from providing Services to Prudential unless they have obtained the requisite waiver from the appropriate insurance commission.

U.S. DEPARTMENT OF TREASURY, OFFICE OF FOREIGN ASSET CONTROL ("OFAC")

Service Provider will complete a current (within thirty-days before placement) OFAC check for each employee. Only those individuals who are not on the OFAC list will be placed at Prudential.

Questions regarding Service Provider's obligations under this Exhibit 3 should be submitted in writing and directed to: Chief Security Officer, Global Security, Prudential Financial, 751 Broad Street, NJ- 01-01-01, Newark, NJ 07102.

SECURITY PROCEDURES

This Attachment specifies requirements for: Information Security, Physical Security, Backup & Contingency Planning and Audit.

1. **Definitions**:

1.1. "Systems and Networks" shall mean hardware, software (including the copies of Service Provider's proprietary technology and third party technology installed thereon) and telecommunication facilities employed by Service Provider to receive, process, maintain, transmit and store data, whether or not such hardware, software and telecommunications facilities are also used to host other parties' confidential or other information or software.

1.2. "Attempted Attack" shall mean all of the following preliminary attacker efforts that occur for any incident: port scanning, IP address mapping and OS fingerprinting.

2. **Information Security Management**

2.1. Service Provider has and shall maintain at all times during the Term a security policy that explicitly addresses and provides guidance to employees and non-employee workers to ensure the confidentiality, integrity and availability of information and systems maintained or processed by Service Provider. The policies shall be approved by senior management and contain penalties or sanctions for non-compliance. Service Provider's security policy shall provide a framework for information security management within its overall organization.

(a) That policy must have an explicit section on the handling and management of personal information. Explicit procedures must exist that describe how personal information is to be managed, including disposal and destruction of data after its useful life.

2.2. Service Provider shall have dedicated resources (*e.g.* an Information Security manager or group) to foster and focus on information security efforts. The following details of the individuals shall be provided to Service Provider: contact details, a name, phone number and email address.

2.3. Service Provider shall have a written security plan that provides a framework for information security management within their organization. The plan should address the following key points:

(a) The delegation and assignment of responsibilities for security.

(b) Management oversight for the plan and its deployment.

(c) The means for managing security within the enterprise.

(d) Policies and procedures for data confidentiality and privacy.

(e) Methods of handling sensitive or confidential information received from or with respect to customers.

(f) Incident response in the event of a breach of security, or unauthorized disclosure of, customer data

3. **Internal Audit / Security Reviews**

3.1. Annual security audits or assessments, including testing of the system of controls, will be performed by an independent audit group within Service Provider on a periodic basis. The audits should include testing of Service Provider's information security procedures as well.

3.2. Service Provider shall provide Prudential with details from its last security audit or review conducted by a qualified third-party. The details shall include the name of the reviewing company, the date of the review and a general statement on the overall security posture of Service Provider's Systems and Networks, facilities and operations. The general purpose of such audits will be to identify areas for reasonable improvement in security related procedures and compare existing procedures to industry standards and best practices.

3.3. Service Provider shall have a process for correcting control deficiencies that have been identified in audits or assessments, including follow up documentation providing evidence of such corrections. Service Provider will endeavor to institute procedures necessary to address audit findings and remain compliant with existing industry standards.

4. **Personnel Practices**

4.1. Service Provider shall ensure that written confidentiality agreements are signed by all employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors, who may have access to Service Provider's Systems and Networks and facilities.

4.2. Service Provider shall perform pre-employment screening (background checks) for all employees, non-employee workers, consultants, temporary workers and other persons, such as vendors, hired or engaged after the date of this agreement and who may provide services to or for Prudential. The checks should include as a minimum:

(a) Financial history (credit checks, including a credit report from one of the three major credit reporting firms)

(b) Industry standard drug tests.

4.3. Service Provider shall apply the Disqualifying Standards as contained in Attachment B to all current and future employees to the extent that disqualifications are encountered in the pre-employment screening process or otherwise come to Service Provider's attention.

4.4. All employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors who may have access to Service Provider's Systems and Networks and facilities shall be made aware of, and be required to adhere to, the security policies of the Service Provider and have training in security practices including the handling of sensitive or confidential Prudential information.

5. **Employee Remote Electronic Access**

5.1. Persons electronically accessing data in the Service Provider's Systems and Networks remotely must be authenticated using 2-factor authentication.

5.2. Employee remote access solutions must technically prevent the export of data of Security Benefit, Service Provider, their customers, or such customers' customers to the person's local computer situated outside the Service Provider's facilities.

6. **Storage of Data on Mobile Devices**

6.1. Service Provider must ensure the security of data on distributed devices by requiring the following:

(a) No data storage devices that may contain data of Security Benefit, Service Provider, their customers, or their customers' customers are permitted to leave Service Provider's facility without express written permission from Prudential.

(b) No storage devices not belonging to the Service Provider shall be allowed access to such data. "Storage device" includes, but is not limited to, laptop computers, flash drives, MP3 players, camera phones, or other electronic devices with storage capability.

(c) Laptops used by Service Provider personnel to conduct Prudential business or provide services or products to or for Prudential must be the property of Prudential or Service Provider. No personal laptops owned by Service Provider's personnel may be used for such activities.

(d) If any storage device, laptop or other mobile hardware contains data, such data shall be encrypted with a minimum 128-bit encryption key length.

(e) Suspected loss or theft of any device which may contain data of Security Benefit, Service Provider, their customers, or their customers' customers must be reported immediately by Service Provider personnel to Service Provider, and reported immediately by Service Provider to Prudential.

6.2. Outsourcing/Subcontracting/Reliance by Service Provider on Third Parties:

(a) If Service Provider outsources or subcontracts the provision of services or products to or for Prudential to third parties, or otherwise relies on third parties to fulfill Service Provider's information technology or Security functions, then, in

addition to the requirements set forth in the Agreement, the Service Provider shall require the following:

(i) Formal written agreements that require the security controls employed by the third parties to be consistent with the Agreement, Service Provider's security practices and the Attachment. In addition, Service Provider must enter into written confidentiality agreements with such third parties that, at a minimum require such third parties to protect such Confidential Information on terms no less protective than those contained in the Agreement.

(ii) Service Provider shall review, or have an independent audit group within Service Provider assess, the third party's security posture.

(iii) All such outsourcing, subcontracts or other reliance after the date of the Agreement to which this Attachment relates must be reviewed and approved by Prudential in writing in advance.

7. **Back-up and Business Continuity Plans**

7.1. Service Provider shall have a data backup and offsite storage process, including backup/storage schedules and control requirements that address the following:

(a) Service Provider shall have business continuity plans in place which define contingency plans and provide for the testing of such contingency plans. Service Provider shall indicate the frequency of such testing and ensure that those plans ensure the Service Provider's service level commitments to Prudential can be met.

(b) Data backups stored both on and off the Service Provider's site shall be maintained in a secure climate-controlled environment with sufficient controls to ensure the backup media are actually being received by the storage facility and that transportation boxes containing such media have not been tampered with, diverted or lost during transport.

(c) Prudential Information shall be irreversibly removed, to the extent possible per current technology, from all storage mechanisms and electronic media when such data is no longer needed for the provision of services or products to or for Prudential, as reasonably determined by both Prudential and Service Provider.

8. **Security and Processing Controls**

8.1. Service Provider shall have standards and procedures in-place to address system configuration, operation and management controls for the Systems and Networks, including the following:

(a) Service Provider shall employ industry-standard security technologies to protect data, including but not limited to physical access controls and logical access controls.

(b) Security controls appropriate for the Systems and Networks and their application environment as recommended by manufacturers and best practices published by industry organizations.

(c) Identification and patching of security vulnerabilities.

(d) Change control process and procedures.

(e) Problem management.

(f) Incident detection, response and management.

(g) Data access entitlement and a review process for existing entitlements and changes to them

8.2. If Service Provider connects to the Internet or other external facilities it shall have the following in place:

(a) Technology controls including firewalls, security monitoring and alerting systems (*i.e.* Intrusion Detection Systems).

(b) The Service Provider must implement and comply with Security Benefit's preferred security protocols, including but not limited to Single Sign On and Secure Email.

9. **Information Storage and Processing**

9.1. Service Provider shall store and process production data in a production environment only.

(a) Service Provider shall ensure that non-production environments used for development, testing, or any non-production activity, other than error correction procedures, which may be temporarily performed in a test region, shall only use test data, and in such cases the test data shall not contain any production data.

10. **Notification & Reporting Obligations**

10.1. Service Provider shall notify Prudential of the following events without undue delay, as soon as practicable after the event:

(a) Change, including by resignation, in information security staff responsible for Prudential Data or Service Provider's Systems and Networks;

(b) Suspected breaches/compromises (beyond an Attempted Attack) of Service Provider's Systems and Networks, and claims or threats of such events made by any personnel or external person;

(c) Termination of any personnel for cause, where related to such personnel's potential or actual misuse or compromise of Prudential Data or Service Provider's Systems and Networks;

(d) If permitted by Applicable Law, any law enforcement or governmental investigation or inquiry into suspected misuse or abuse of Service Provider's Systems and Networks;

(e) If any of the Prudential Data is or was left unprotected, or is or was insufficiently protected for its level of sensitivity and risk, irrespective of whether a security breach has occurred;

(f) The loss of any physical device that may have contained Prudential Data.

(g) Service Provider will provide reporting, as requested by Prudential, to Prudential regarding access to Prudential Data.

Attachment B
Background Check Disqualifying Standards

If Service Provider believes that applying any of the following Disqualifying Standards would violate Applicable Law, including Title VII of the Civil Rights Act of 1964, as amended, Service Provider may disregard such standards to the extent Service Provider reasonably determines that apply such standards would violate Applicable Law.

Educational Misrepresentation	Employment Misrepresentation	Credit Issues*	Criminal/Fingerprint Issues	Drug Screen
• If educational institution has no record of the individual attending the school and the candidate cannot provide supporting documentation • If documentation supplied by candidate is proven a forgery by the vendor • If candidate states that they have a degree on their resume but then discloses on the application that they did not graduate	• If employer has no record of employment and candidate cannot supply a reference or documentation proving employment • If candidate lists one employer for a specific time frame on the resume and then discloses on the application that they were employed elsewhere during that time period • If candidate lists reason for termination as voluntary on the application and employer informs vendor that employee was terminated for cause • Date discrepancies of over one month	• Unpaid Civil Judgments • Unpaid Tax Liens • Defaulted Student Loans • Unpaid Alimony • Unpaid Child Support • Charge Off Accounts and/or Collection Accounts exceeding $10,000	• Any felony conviction occurring in the last 10 years. • Any felony conviction involving breach of trust or dishonesty, no matter when convicted, unless the convicted individual has obtained the requisite waiver from the appropriate insurance commissioner pursuant to the federal Violent Crime Control and Law Enforcement Act of 1994 or the state equivalent of such Act. • A listing on the OFAC list • Any misdemeanor conviction involving fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting or extortion ion the last 10 years • Any instance where the candidate has indicated that they do not have any criminal convictions but subsequent check of criminal records reveals a conviction	• Use of any illegal substance • Use of controlled substances without a prescription

* Ignore debts discharged pursuant to bankruptcy proceedings.

PHYSICAL SECURITY PROCEDURES

Guidelines for minimum physical security measures to be implemented at service locations maintained by Service Provider for Services under the Agreement ("Service Provider Service Locations").

1. **Scope**

1.1. Service Provider will maintain a Corporate Security Department that will manage the security and life safety functions of the firm. The Corporate Security Department is expected to review the security posture of every Service Provider Service Location and prepare a security plan based upon Service Provider's corporate standards and the policies detailed in this document.

2. **Administration/Reporting**

2.1. Security Responsibility

(a) Every Service Provider service location, regardless of size, must have one person responsible for security matters. An appropriate employee shall be given this assignment to maintain reliability and assurance.

2.2. Duties, Location Security Representative: (All Locations)

(a) Prepare a security plan ("Security Plan") that conforms to the guidelines set forth in this document and in those policies set forth by the Corporate Security Department.

(b) Ensure that fire evacuation plans and any other crisis plans applicable to that Service Provider service location, are viable and tested as required.

(c) Maintain a file containing any material security related problems that occur in the Service Provider service location; security and safety related issues in the building; and incidents that occur in the city/country that relate to security/safety, of Service Provider, its personnel, and its customers.

(d) Report significant incidents to Service Provider corporate security in a timely manner. Track and report on an ongoing basis those local incidents that denote a significant threat or that may adversely affect Service Provider and/or the Service Provider Service Location.

(e) Maintain the emergency contact lists for both local contacts and for internal Service Provider notification.

2.3. Reports (All Locations)

(a) Security/safety related reports will be issued to Prudential by exception only to avoid unnecessary reporting.

(b) Reports will be necessary when a significant security/safety related incident occurs in the Service Provider service location or to the personnel; a threat develops that could affect Service Provider's operation; a significant political event occurs or is anticipated that may affect security; any other incident or threat that the Service Provider service location feels would assist Service Provider Corporate Security to offer assistance or guidance.

(c) Service Provider Corporate Security will request additional information from a Service Provider service location, as needed.

(d) Reports shared by Service Provider with Prudential may be redacted to exclude confidential customer information. However, all issues that relate to the general security/safety environment in the Service Provider service location that could reasonably be expected to affect Prudential interest should be disclosed by the Service Provider.

3. **Corporate Security**

3.1. Service Provider Corporate Security shall maintain a central repository of copies of Service Provider service location security plans.

3.2. Service Provider Corporate Security may assist any Service Provider service location in developing its security plan.

4. **Physical Security**

4.1. Access Control

(a) The goal of a facility access control system and its procedure is to limit access to those who have a legitimate reason for entering and to restrict the movement of visitors and Service Provider to those parts of the facility where they have a legitimate purpose. In some cases this restriction will apply to employees, as in the case of limiting access to a computer/equipment room, cage area or segregated department.

(b) It is highly recommended that Service Provider service locations utilize access control systems. All Service Provider service locations that are used to provide the Services and that do not utilize and maintain functioning electronic access card systems must be pre-approved by Prudential.

(i) Electronic Access Cards:

A. Can be used as an ID Card when required or desired.

B. Creates a record of persons entering access doors at all times.

C. Avoids the time and cost of replacing keys, locks, etc.

(ii) Receptionist:

A. All Service Provider service locations should have a receptionist or security officer during working hours.

B. All Service Provider service locations must have some means of controlling access after regular business hours when the receptionist or security officer is not present.

1. CCTV on access points in conjunction with electronically controlled latch.

2. Door locked and manually opened after hours upon presentation of ID by visitor to security officer or other employee.

3. Security Officer posted at entry points.

4.2. Alarms

(a) All Service Provider service locations must have an intrusion alarm system that, at a minimum, protects all perimeter openings and major data center portals.

(b) The extent of CCTV required will be site-specific and determined on a case by case basis. However, at a *minimum*:

(i) Service Provider service location entry points and major data center portals shall be covered by CCTV.

(ii) All cameras must be recorded with recorders located in a secure area and stored for a 30-day period.

5. **Visitors**

5.1. Reception Areas

(a) No Prudential representative or visitor should be allowed past the reception area unless they have been positively identified and the person to be visited has verified the appointment.

(b) Where possible, visitors should be escorted.

(c) Access from reception areas to Service Provider service location space should be controlled by the receptionist or opened by the person escorting. If this is not operationally viable, alarms should alert Security Officers if a problem develops.

5.2. Security Officers

(a) Security Officers are a Service Provider service location option.

(b) Service Provider procedures for hiring Security Officers shall follow the procedures substantially similar to those set forth in the attached letter.

6. Emergency Procedures

6.1. Fire/Evacuation Plan

(a) All Service Provider service locations must have a fire/evacuation plan and must review it for personnel and other changes as required, minimally once a year.

(b) Every Service Provider service location must be familiar with the building's fire/evacuation plan and how it affects Service Provider. The Service Provider's plan should augment the building plan but in some overseas Service Provider service locations the building may not be concerned about fire safety. Service Provider's plan must then take this into consideration. Service Provider must conduct tests to ensure that employees recognize the fire alarm warning system.

(c) If deficiencies are found in a building's plan or fire safety systems, reasonable effort must be made to rectify the problems. Service Provider corporate security assistance should be requested when necessary.

(d) All Service Provider service locations must have a fire alarm and suppression system that complies with local fire codes.

6.2. Bomb Threat Procedure

(a) All Service Provider service locations must have a bomb threat response plan that provides for a rational response to a bomb threat. The most critical phase in the process is the assessment of the threat and the decision to evacuate.

(b) The plan will contain sections dealing with: receipt of threat; notification; threat evaluation; evacuation; searches; suspect device discovery; explosion; and recovery.

(c) The evacuation procedures for the bomb threat plan should mimic the fire/evacuation procedures.

6.3. Emergency Contact Lists

(a) All Service Provider service locations must maintain up to date emergency contact lists. At a minimum these lists should be updated quarterly and should contain the following information:

(b) A list containing the local Service Provider service location personnel who would be involved in security problems or other emergencies

(c) All government agencies that could lend support during an emergency

(d) Security vendors

(e) Utilities

(f) Repair personnel, etc.

(g) A list containing all pertinent contact personnel at headquarters and at other regional Service Provider service locations

6.4. Shredding Contract

(a) All Service Provider service locations must have an appropriate shredding policy and plan in place. The plan must disclose all companies contracted for shredding services, the method of destruction of confidential data, documents, and media, and if shredding is conducted offsite, the locations where the shredding services are conducted. This plan must be provided to Security Benefit upon request.

EXHIBIT 4
PERMITTED SUBCONTRACTORS

PERMITTED SUBCONTRACTORS

A. Permitted Subcontractors. Subject to the terms of the Agreement, Prudential consents to Service Provider's use of the following Permitted Subcontractors to perform Restricted Activities and to the extent required to assist Service Provider in performing Services, to Service Provider disclosing Prudential Confidential Information to such third parties:

7. ***Keane Worldzen*** - administrative services

8. ***RR Donnelly*** - compliance printing and mailing

9. ***Jayhawk File Express*** - file storage and document destruction

10. ***Co-Sentry*** - back-up printing and disaster recovery

11. ***Convey*** - withholding calculations and tax statement mailing

12. ***Spangler Graphics*** - compliance mailing

13. ***Veritas*** - compliance mailing

B. Permitted Disclosures. Subject to the terms of the Agreement, Prudential consents to Service Provider's disclosure of Prudential Confidential Information to the following third parties in connection with Service Provider in performing Services:

Records Center of Topeka, a division of Underground Vaults & Storage - back-up tapes storage

14. ***EquiSearch Services, Inc.*** - lost shareholder search

15. ***ZixCorp*** - email encryption

16. ***Advantage Tech, Inc.*** - staff augmentation

17. ***Integrity Professional Solutions*** - staff augmentation

18. ***TechniSource*** - staff augmentation

19. ***MegaForce*** - staff augmentation

20. ***Power IT*** - staff augmentation

21. ***CorporateHorizons*** - staff augmentation

22. ***Tahoe Partners*** - staff augmentation

23. ***iNautix*** - staff augmentation

24. ***UCT*** - staff augmentation

25. ***Morgan Hunter Companies*** - staff augmentation

26. ***DST*** - FAN mail, positions, prices

27. ***Paragon*** - staff augmentation

28. ***TLAG*** - staff augmentation

29. ***Accenture*** - systems upgrades and support

C. Disclosure to Professional Advisors. Subject to the terms of the Agreement, Prudential consents to Service Provider's disclosure of Prudential Confidential Information to its and its Affiliates' attorneys and auditors.

EXHIBIT 5
PRUDENTIAL SOFTWARE

None

EXHIBIT 6
CERTIFICATE

I, _______________, in my capacity as __________ of _____(the "Company"), provide the certification below in connection with the request by Prudential Insurance Company of America ("Prudential") for the Company's assistance with Prudential's compliance with legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq, "FCPA") and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, and (ii) relevant international anti-bribery conventions (other than: the convention described in clause (i) and all other applicable laws relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and laws requiring the disclosure of agency relationships or commissions and the anticorruption rules of any international financial institutions with which it does business) (collectively, the "Anti-Bribery Laws"). For purposes of this Certificate, to the extent there are any activities which may be permissible under the FCPA but not under the other Anti-Bribery Laws described above or any other conflicts between the FCPA and the other Anti-Bribery Laws described above, the FCPA shall prevail. Neither I nor the Company's chief legal officer has received any written communication that alleges that the Company or any employee, officer, director, shareholder, or representative of the Company or any other person associated with or acting on behalf of the Company is, or may be, in violation of, or has, or may have, any material liability under, any Anti-Bribery Laws.

From the period beginning on the date three years prior to date of this Certificate to the date of this certificate, to the best of my knowledge, information and belief, the Company and its employees, officers, directors, shareholders, and representatives associated with or acting on behalf of the Company have not corruptly offered, promised, authorized the payment of, or paid, any money, or the transfer of anything of value, or acted in furtherance of any such offer, promise, authorization, payment, or transfer, to (a) any employee, official, agent or other representative of any non-U.S. governmental entity or public international organization, (b) any non-U.S. political party or official thereof or candidate for political office thereof, or (c) any person while knowing that any portion of the money or thing of value will be indirectly offered, promised, given or paid to any party identified in either (a) or (b) above for the purposes of: (i) influencing any act or decision of such government official in such person's official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such person, (iii) securing any improper advantage; or (iv) inducing the government official to use its influence with a governmental entity or instrumentality thereof to affect or influence any act or decision of such governmental entity or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, Prudential.

I hereby confirm that should I learn of any such payment, offer, or agreement to make a payment to a non-U.S. government official for the purpose of obtaining or retaining business for Prudential within the scope of the paragraph above, I will immediately advise Prudential of my

knowledge. The term "government official" includes any official, employee, representative, or member of a committee or board of a non-U.S. government, agency, state-owned enterprise or political party, or public international organization and anyone who is a candidate for a foreign political office. "Public international organization" includes the United Nations, International Monetary Fund, World Bank and other international agencies and organizations.

____

____

Name____________________

Title____________________

Date____________________

EXHIBIT 7
FORM OF PARENTAL GUARANTY

[SECURITY BENEFIT CORPORATION LETTERHEAD]

January __, 2008

The Prudential Insurance
Company of America
781 Broad Street
Newark, NJ 07068
Attn: George Gannon
Vice President

RE: Agreement Consisting of the Master Services Agreement ("MSA") and Engagement Schedule No. 1 thereunder, each dated January __, 2008 (together, the "Agreement") by and between The Prudential Insurance Company of America ("Prudential") and se^2, inc. ("se^2")

Ladies and Gentlemen:

For value received and subject to the limitations herein, Security Benefit Corporation ("Guarantor"), a corporation duly organized under the laws of the State of Kansas, hereby unconditionally guarantees the prompt and complete payment when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of se^2 to Prudential arising out of or under the Agreement (such guaranty is referred to as the "Guaranty"). This Guaranty is one of payment and not of collection.

Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by Prudential against, and any other notice to, se^2, Guarantor or others.

Prudential may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (1) agree with se^2 to make any change in the terms of any obligation or liability of se^2 to Prudential, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of se^2 to Prudential, (3) exercise or refrain from exercising any rights against se^2 or others, or (4) compromise or subordinate any obligation or liability of se^2 to Prudential including any security therefor. Any other suretyship defenses are hereby waived by Guarantor.

This Guaranty shall remain in full force and effect with respect to all events giving rise to claims arising under the Agreement prior to the fourth (4th) anniversary date se^2 commences its performance of the Designated Services under the Agreement (the "Commencement Date"), of which Prudential provides notice in accordance with Section 17.9 of the MSA promptly, but in

any event within twelve (12) months after becoming aware of the basis for such claim, but in no event may any claim be made under this Guaranty later than the fifth (5th) anniversary of the Commencement Date (such fifth anniversary date is referred to as the "Guaranty Expiration Date"), at which time, this Guaranty shall immediately expire and terminate and be of no further force or effect, and Guarantor shall have no further obligations or liabilities under this Guaranty; provided, however, for any such claim asserted in writing against se^2 in accordance with Section 17.9 of the MSA prior to the Guaranty Expiration Date, this Guaranty shall not terminate as to such claim until such noticed claim is resolved.

Guarantor may not assign its rights or delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Prudential, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of Guarantor's rights and obligations hereunder in whatever form Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Guarantor's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption. This Guaranty shall be binding upon Guarantor and upon Guarantor's successors and permitted assigns; and all references herein to Guarantor shall be deemed to include any successor or successors thereof, whether immediate or remote, to such person.

No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action permitted hereunder shall in any way affect or impair Prudential's rights or Guarantor's obligations under this Guaranty. Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Very truly yours,

SECURITY BENEFIT CORPORATION

By:______________________________

Printed:__________________________

Title:_____________________________

SCHEDULE 1
DEFINITIONS

"Affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity or beneficially owns or has the power to vote or direct the vote of at least a majority of the voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity. For purposes of this definition, "control", including the terms "controlling" or "controlled", means the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and shall include all business entities considered to be an "affiliate" under the applicable Holding Company Act.

"Agreement" has the meaning specified in the preamble of the Agreement.

"Applicable Law" means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies and other requirements of all Governmental Authorities applicable to the Person, place and situation in question.

"Applicable TPA Laws" has the meaning specified in Section 1.4.

"Business Days" means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

"Change in Control" shall mean the: (a) consolidation or merger with or into any entity; (b) sale, transfer or other disposition of all or substantially all of the assets of any entity; or (c) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of Control of the outstanding voting securities or other ownership interests of an entity.

"Change Procedures" means the change control procedures set forth in each Engagement Schedule.

"Claim" has the meaning assigned in Section 9.1.

"Commencement Date" means the date set forth in the applicable Transition Plan on which Service Provider assumes full responsibility for delivery of the Services described in the applicable Engagement Schedule.

"Competitive Developments" has the meaning assigned in Section 5.3(e).

"Confidential Information" has the meaning assigned in Sections 6.1 and 6.3.

"Consumer Confidential Information" means all individually identifiable information about a consumer, in connection with a Contract issued, reinsured, or processed by Prudential or its Affiliates, or in connection with the application, issuance or administration of such Contracts, and includes Underwriting Information about such consumers. A "consumer" is a Contract Holder as well as prospective, current and former employees and contractors of Prudential or its

Affiliates and shall also include personally identifiable financial information, or the equivalent, as defined by Title V of the Gramm-Leach-Bliley Act, as amended from time to time, or any other similar Applicable Law, including applicable state law equivalents, and personally identifiable health information, medical information, or the equivalent, as defined in the Health Insurance Portability and Accountability Act of 1996 (including the implementing regulations), as amended ("HIPAA"), or any other similar Applicable Law, including applicable state law equivalents, pertaining to any past, current, or future Contract Holder in respect of any Contract or applicant therefor, or any other person, including former or current employees or contractors of Service Provider and its Affiliates.

"Contract(s)" means the variable annuity contracts or other insurance contracts or policies, as the case may be, for each insured or annuitant which are administered under this Agreement.

"Contract Accounting Books and Records" has the meaning set forth in Section 3.1 of this Agreement.

"Contract Holder" means a prospective, current or former insured or annuitant and includes the owner of a Contract, applicant for a Contract, the person who is insured under a Contract, the beneficiary under a Contract, or representative of any of the foregoing.

"Contract Holder Data" means all data relating to the rights and obligations of Prudential and the Contract Holder under the Contracts which is required to be maintained, processed or generated by Service Provider in connection with administration of the Contracts.

"Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Data Error" means: (A) the failure of Contract Holder Data to match in all material respects the information provided to Service Provider where such failure was caused by Service Provider failing to perform the Designated Services in accordance with this Agreement (including the applicable Engagement Schedule and Statement of Work); or (B) the failure of Service Provider to maintain, process or generate Contract Holder Data in accordance with this Agreement, but in the case of (A) and (B) shall exclude such failures to the extent caused by: (i) Service Provider complying with written instructions provided by Prudential; (ii) Prudential failing to meet its obligations as described under this Agreement, including failure to comply with Section 1.3 of this Agreement; or (iii) information provided by Prudential or by third parties, including Prudential Designees.

"DE Amount" means the amount of Losses actually suffered by Prudential as a direct result of a Data Error.

"End Date" means the later of (i) the expiration or termination of the applicable Engagement Schedule and (ii) the last day of the Termination Assistance Period.

"Engagement Schedule" means any schedule attached to and made a part of this Agreement describing the specific Services to be provided to Prudential and any other terms and conditions applicable to the performance of such Services.

"Force Majeure Event" has the meaning assigned in Section 15.1.

"Guarantor" has the meaning assigned in Section 1.10.

"Guaranty" has the meaning assigned in Section 1.10.

"Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and any governmental or quasi-governmental authority of any nature (including any division, department, agency, commission, instrumentality, official, organization, unit, body or entity).

"Indemnified Damages" means all liabilities, losses and damages incurred, expenses reasonably incurred by an Indemnified Party (including reasonable fees of attorneys and other professional advisors and of expert witnesses incurred prior to the Indemnifying Party assuming the defense of a claim in accordance with this Agreement) and final judgments (regardless of how such monetary damages payable to a third party are characterized as part of such judgments, but subject to the limitations and exclusions in this Agreement), settlements and court costs.

"Insolvency" means an event which results in a Party: (i) ceasing to carry on business as a going concern, making a general assignment for the benefit of creditors, filing a voluntary petition in bankruptcy petitioning for or instituting a liquidation under any bankruptcy, insolvency, incorporation or other applicable laws; or (ii) having a petition in bankruptcy or any other case or proceeding in bankruptcy involving liquidation, dissolution or winding-up is filed, commenced or instituted against the other and remains undismissed for a period of thirty (30) calendar days; or (iii) having a receiver or trustee is appointed for all or substantially all of the property and assets of the other.

"Katz Patents" means any patents for interactive voice applications owned or licensable now or hereafter by Ronald A. Katz or Ronald A. Katz Technology Licensing, L.P. or by his or its successors or assigns.

"Letter Agreement" means that certain letter agreement between the Parties dated January 12, 2007, as amended.

"Losses" means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

"Malicious Code" means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code,

program, or sub-program, itself, or (ii) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.

"Monthly Average Payment Amount" means the total amount paid or payable by Prudential under this Agreement, excluding payments made under Sections 7.2, 7.5, and 7.8 during each whole calendar month from the Effective Date through the end of the whole calendar month immediately preceding the date specified, divided by the number of whole calendar months from the Effective Date to the date specified.

"Nonpublic Information" means all designs, concepts, ideas, requirements, specifications, calculations, drawings, diagrams, maps, charts, software, network structures, configurations, interfaces, components, processes, practices, policies, procedures, protocols, methodologies, reports, lists, analyses, compilations, data, studies, and other similar materials regarding the property, products, services, customers, or the existing or planned businesses or operations or any parts thereof of a Party, any one or more of its Affiliates, disclosed by the Disclosing Party to the Recipient Party in connection with this Agreement or any Engagement Schedule by whatever means, including orally, visually, electronically, or by physical delivery, regardless whether specifically identified as "confidential" but which the Recipient Party knows or reasonably ought to know is confidential; however, in the case of Nonpublic Information orally or visually disclosed by Service Provider, Service Provider will, within ten (10) days of the date of disclosure confirm that such information is Nonpublic Information in writing.

"Operating Guidelines" means the work flows and procedures used by Service Provider to perform the Designated Services, as defined in the applicable Engagement Schedule, in conformity with: (i) Applicable Law as interpreted by Prudential in accordance with the terms of this Agreement; and (ii) those procedures and interpretations of Applicable Law specific to Prudential as may be reasonably specified in writing by Prudential in accordance with this Agreement and subsequently revised in accordance with this Agreement.

"Parties" means Prudential and Service Provider, as signatories to this Agreement.

"Permitted Subcontractors" means subcontractors that Service Provider uses to provide the Services.

"Person" means any corporation, joint stock company, limited liability company, association, partnership, joint venture, organization, individual, business or other trust or any other entity, or organization of any kind or character, including a Governmental Authority.

"Person" means an association, firm, individual, partnership (general or limited), corporation, limited liability company, trust, financial institution, unincorporated organization or other entity.

"Prudential Competitor" has the meaning assigned in the applicable Engagement Schedule.

"Prudential Content" means any of Prudential's, its Affiliates' or Prudential Client's unique materials (i) relating solely to Prudential's or its Affiliates' business and (ii) provided by Prudential or a Prudential Designee, excluding Consumer Confidential Information, but including, without limitation, any names, trademarks, images, photographs, illustration, data,

confidential strategic business information, future marketing and business plans, other text unique to Prudential's or its Affiliates', business and Contract administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, product content, and business requirements relating to those business processes which are the subject of this Agreement, as well as Systems which may be owned, acquired or licensed by Prudential, other than Prudential Software, to which Service Provider may have access, but which are not required to be used by Service Provider to perform Services under this Agreement.

"Prudential Data" means all data and information (i) submitted to Service Provider by or on behalf of Prudential and its Affiliates, successors or agents, or (ii) obtained, developed or produced by Service Provider in connection with an Engagement Schedule to the extent such data or information is based on, summarizes or includes data and information of Prudential or its affiliates or Prudential agents submitted to or obtained by Service Provider under an Engagement Schedule.

"Prudential Designee" means a Person (including that Person's employees, agents, contractors and suppliers) who is expressly identified by Prudential as a Person acting on behalf of or for the benefit of Prudential relating to the Services, or, even if not expressly identified by Prudential, a Person who is in fact acting for or on behalf of Prudential relating to the Services and is designated as such in the applicable Engagement Schedule. For purposes of Article 3 of the Agreement, the Prudential Designees are the issuers of the Contracts (including the employees, agents, contractors and suppliers of such issuers).

"Prudential Information" means all Prudential Confidential Information, Consumer Confidential Information, Prudential Content, Prudential Software, Contract Holder Data, Contract Account Books and Records, and Underwriting Information. For purposes of this Agreement, Prudential Information shall not include any information which: (a) was in the public domain on or prior to the Effective Date; or (b) was in the possession of Service Provider or its Affiliates on or prior to the date of the Effective Date and was not acquired or obtained from Prudential or its Affiliates; or (c) became part of the public domain, by publication or otherwise, not due to any unauthorized act or omission on the part of Service Provider or its Affiliates; or (d) is supplied to Service Provider by a third party, other than pursuant to this Agreement, as a matter of right and, to Service Provider's knowledge, is not in violation of any confidentiality agreement between such third party and Prudential.

"Prudential Policies" has the meaning assigned in Section 11.5.

"Prudential Service Locations" or "Prudential Locations" means the facilities of Prudential and End Users from or to which Services are provided.

"Prudential Software" means any System owned or licensed by Prudential or its Affiliates (including any software modules, modifications and enhancements thereto) which is listed in Exhibit 5, and for which Service Provider has been authorized by Prudential or its Affiliates to utilize in performing the Services hereunder, but excluding any Service Provider Software which Prudential or its Affiliates have licensed.

"Reasonable Remedial Steps" means those steps which a commercially reasonable life insurance or annuity company would itself take to correct inaccuracies in its own data relating to insurance policies or contracts similar to those in question, as applicable, in light of all surrounding circumstances, including: (i) a reasonable assessment of what actions were required to restore the Contracts, reinsurance agreements, agency agreements and other agreements relating to the Contracts to a position they would have occupied had no error occurred; (ii) a reasonable assessment of the likelihood of being able to recover amounts paid or reduce the amounts payable or otherwise mitigate losses, the likelihood of such third party counter-claiming against such company and the likely success of and remedies obtained in any such counter-claim; (iii) the likelihood of one or more regulatory authorities intervening in such matter and the likely consequences thereof; (iv) any material damage to such company's reputation that such steps may reasonably cause; (v) any material adverse consequences to such company's other business relationship(s) with such third party or similarly situated third parties; (vi) the materiality of the error to such insurance company and to such policy holder; and (vii) the other expected costs and expected benefits of such steps.

"Restricted Activities" means any activity which would require or permit: (A) a Permitted Subcontractor's employees to: (i) have direct phone, face-to-face, email or other real-time communications with Contract Holders, Prudential clients, or Prudential personnel in connection with the Services, other than by means of "pre-formatted responses" (as defined below); or (ii) access, use or transmit to any local storage device or print, any Consumer Confidential Information; or (B) a Permitted Subcontractor to perform services directly relating to this Agreement for which Service Provider would reasonably likely pay such Person $500,000.00 or more annually. "Pre-formatted responses" means those responses which have been approved by Prudential and are automatically generated by Service Provider Software based on the following inputs and any other inputs that have been approved by Prudential: acknowledgements of receipt, completion of a task, request for additional information, or reminder, whether such acknowledgement is sent via email or other correspondence.

"Security Regulations" means those security procedures described in Exhibit 4.

"Service Location(s)" means any Prudential Service Location, Designated Service Provider Service Location or Additional Designated Service Provider Service Location, as described in the applicable Engagement Schedule.

"Service Provider Competitor" has the meaning given in the applicable Engagement Schedule.

"Service Provider Materials" means: (i) the Service Provider Software; (ii) Service Provider Confidential Information; (iii) materials (including related customizations, modifications and training materials) that reflect or incorporate ideas from Service Provider Software or Service Provider Confidential Information; and (iii) all data processing techniques, business and policy administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing developed by Service Provider prior to the Effective Date or independently from this Agreement. For purposes of this Agreement, Service Provider Materials shall not include any information which: (a) was in the public domain on or prior to the Effective Date; or (b) was in the possession of Prudential or its Affiliates on or prior to the date of the Effective Date and was not acquired or obtained from Service Provider or its

Affiliates; or (c) became part of the public domain, by publication or otherwise, not due to any unauthorized act or omission on the part of Prudential or its Affiliates; or (d) is supplied to Prudential by a third party, other than pursuant to this Agreement, as a matter of right and, to Prudential's knowledge, is not in violation of any confidentiality agreement between such third party and Service Provider.

"Service Provider Personnel" means the employees, agents, subcontractors and representatives of Service Provider performing Services under this Agreement.

"Service Provider Service Locations" means the facilities owned or operated by Service Provider and from which the Services are provided.

"Service Provider Software" means depending on the context, a single System or collectively all the Systems owned or licensed directly from third parties by Service Provider or any of its Affiliates and used from time-to-time by Service Provider to perform the Services herein, including all modifications, enhancements and derivative works thereof, whenever made.

"Services" means, collectively, the Designated Services, the Transition Services, the Termination Assistance Services and any New Services.

"System" is a collective reference to the hardware and computer software systems which may be the property of Service Provider, Prudential or a third party. A "System" includes all hardware, peripheral devices, software systems, databases and materials related thereto, which may include, without limitation, documentation, file layouts, firmware, computer software languages, utilities, flow charts, logic diagrams, source codes, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications thereto.

"Term" has the meaning assigned in Section 13.1.

"Termination Assistance Period" means a period of time designated by Prudential within thirty (30) days of the expiration or termination of the applicable Engagement Schedule, commencing on the date the applicable Engagement Schedule expires or is terminated and continuing for up to twenty-four (24) months after the expiration or notice of termination of the applicable Engagement Schedule, during which Service Provider will provide the Termination Assistance Services in accordance with Section 16.

"Termination Assistance Services" means (i) the Services (and any replacements thereof or substitutions therefore) other than the Designated Services as may be described in the applicable Engagement Schedule(s), to the extent Prudential requests in writing such additional Services during the Termination Assistance Period, (ii) Service Provider's reasonable cooperation with Prudential and/or any successor service provider designated by Prudential to facilitate the transfer of the Services under the applicable Engagement Schedule to Prudential or such other service provider, and (iii) any additional or new services requested by Prudential in writing to facilitate the transfer of the Services under the applicable Engagement Schedule to Prudential or such other service provider.

"Underwriting Information" means the information obtained from a consumer or from a third party provider of information which is used in underwriting an application processed by Prudential or its Affiliates which may or may not be a "consumer report," as that term is defined in the federal Fair Credit Reporting Act or any other applicable federal or state law.